                                                                       EXHIBIT B
================================================================================

                      A COMPLETE, SELF-CONTAINED APPRAISAL



                                       OF



                        THE OAKTREE VILLAGE APARTMENTS
                             9803 CREEKFRONT ROAD
                             JACKSONVILLE, FLORIDA





                                      FOR



                        HUTTON/CON AM REALTY INVESTORS
                             1764 SAN DIEGO AVENUE
                          SAN DIEGO, CALIFORNIA 92110





                                      AS OF



                               NOVEMBER 30, 1997





                                       BY



                          BACH REALTY ADVISORS, INC.
                            1225 LAMAR, SUITE 1325
                             HOUSTON, TEXAS 77010



                                  BRA: 97-071



================================================================================

                              TABLE OF CONTENTS

--------------------------------------------------------------------------------
          Letter of Transmittal.....................................  1
          Assumptions and Limiting Conditions.......................  2
          Certification.............................................  4
          Salient Facts and Conclusions.............................  6
          Nature of the Assignment..................................  7
          City/Neighborhood Analysis................................  9
          Apartment Market Analysis................................. 18
          Site Analysis............................................. 22
          Improvements.............................................. 25
          Highest and Best Use...................................... 27
          Appraisal Procedures...................................... 31
          Sales Comparison Approach................................. 33
          Income Approach........................................... 37
          Reconciliation............................................ 47

                                    ADDENDA

                           Improved Sale Comparables
                                Rent Comparables
                               Legal Description
                          Professional Qualifications

                                            B.A.C.H
                                            Realty Advisors Inc.
                                            Appraisal, Consultation & Litigation

February 25, 1998

Hutton/Con Am Realty Investors
1764 San Diego Avenue
San Diego, California 92110


Re: A Complete, Self-Contained Appraisal Of The 160-Unit Multifamily Complex Known As The Oaktree Village Apartments Located At 9803 Creekfront Road In Jacksonville, Florida; BRA: 97-071

Gentlemen:

By your request and authorization, we have inspected the above-referenced property and have investigated the real estate market in the subject area in order to provide the value of the leased fee estate of the subject property as of November 30, 1997. This appraisal report is in conformance with the guidelines of the Appraisal Institute. The scope of this assignment includes the Sales Comparison and Income Approaches to value. The property was inspected on in December 1997, and for the purposes of this report it is assumed that all physical and economic conditions are similar on the date of value as they were on the date of inspection.

Our analysis of the property focused on the supply and demand factors influencing the Jacksonville area apartment market, the sale of comparable properties; market rent levels, appropriate operating expenses, and acceptable investor returns.

As a result of our inspection of the property, investigation of the real estate market, and relying on our experience with similar type properties, it is our opinion that the leased fee market value of the subject property, all cash, on an "as is" basis, as of November 30, 1997 is in the sum of

                              SIX MILLION DOLLARS
                                  ($6,000,000)

There follows on the succeeding pages of this report pertinent data as to the valuation conclusions expressed herein. Your attention is also directed to the Assumptions and Limiting Conditions that follow this letter, as they are an integral part of the above stated market value.

Thank you for the opportunity to be of service. If there are any questions regarding the valuation, please contact us.

Sincerely,

BACH REALTY ADVISORS, INC.

/s/ Stevan N. Bach

Stevan N. Bach, MAI
President and Chief Executive Officer

SNB/kee

                      ASSUMPTIONS AND LIMITING CONDITIONS
--------------------------------------------------------------------------------

                    The certification of this appraisal is subject to the following assumptions and limiting conditions.

                    1. That responsibility is not taken for matters of a legal nature affecting the property appraised or the title thereto and that all legal descriptions furnished are correct.

                    2. That the title to the property being appraised is good and marketable and is appraised as though under responsible ownership and/or management.

                    3. That the property is free and clear of all liens and encumbrances, except as otherwise stated.

                    4. That the sketches in this report are included to assist the reader in visualizing the property and responsibility is not assumed for their accuracy.

                    5. That a survey of the property has not been made by the appraisers.

                    6. That the information, estimates, and opinions furnished the appraisers by others and contained in this report are considered reliable and are believed to be true and correct; however, responsibility is not taken for their accuracy.

                    7. That responsibility is not taken for soil conditions or structural soundness of the improvements that would render the property more or less valuable.

                    8. That possession of this appraisal does not carry with it the right of publication and that this report, or any parts thereof, may not be reproduced in any form without written permission of the appraisers.

                    9. That testimony or attendance in court or at a hearing are not a part of this assignment; however, any such appearance and/or preparation for testimony will necessitate additional compensation than received for this appraisal report.

                    10. That the valuation estimate herein is subject to an all cash or all cash equivalent purchase and does not reflect special or favorable financing in today's market.

                    11. Where discounted cash flow analyses have been undertaken, the discount rates utilized to bring forecasted future revenues to estimates of present value reflect both our market investigations of yield anticipations and our judgement as to the risks and uncertainties in the subject property and the consequential rates of return required to attract an investor under such risk conditions. There is no guarantee that projected cash flows will actually be achieved.

                     12. That the square footage figures are based on floor plans and information supplied to the appraisers by Con Am Management.

                     13. Bach Realty Advisors, Inc. is not an expert as to asbestos and will not take any responsibility for its existence or the existence of other hazardous materials at the subject property, analysis for EPA standards, its removal, and/or its encapsulation. If the reader of this report and/or any entity or person relying on the valuations in this report wishes to know the exact or detailed existence (if any) of asbestos or other toxic or hazardous waste at the subject property, then we not only recommend, but state unequivocally that they should obtain an independent study and analysis (including costs to cure such environmental problems) of asbestos or other toxic and hazardous waste.

                     14. In addition, an audit on the subject property to determine its compliance with the Americans with Disabilities Act of 1990 was not available to the appraisers. The appraisers are unable to certify compliance regarding whether the removal of any barriers which may be present at the subject are readily achievable.

                                 CERTIFICATION
--------------------------------------------------------------------------------

                     The undersigned do hereby certify to the best of our knowledge and belief that, except as otherwise noted in this complete, self-contained appraisal report:

                     1. We do not have any personal interest or bias with respect to the subject matter of this appraisal report or the parties involved.

                     2. The statements of fact contained in this appraisal report, upon which the analyses, opinions, and conclusions expressed herein are gauged, are true and correct.

                     3. This appraisal report sets forth all of the limiting conditions (imposed by terms of our assignment or by the undersigned) affecting the analyses, opinions, and conclusions contained in this report.

                     4. The analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Uniform Standards of Professional Appraisal Practice of the Appraisal Institute.

                     5. That no one other than the undersigned prepared the analyses, opinions, and conclusions concerning the subject property that are set forth in this appraisal report. Stevan N. Bach, MAI inspected the property in December 1997.

                     6. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

                     7. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

                     8. The Appraisal Institute conducts a program of continuing education for its members. Members who meet the minimum standards of this program are awarded periodic educational certification. As of the date of this report, Stevan N. Bach, MAI has completed the requirements under the continuing education program of the Appraisal Institute.

                     9. Compensation for this assignment is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

                     10. That all physical and economic conditions are the same on the date of value as they were on the date of inspection.

                     11. Based on the knowledge and experience of the undersigned and the information gathered for this report, the estimated leased fee market value, "as is," of the subject property on an all cash basis, as of November 30, 1997 is $6,000,000.


                          /s/  Stevan N. Bach
                          -----------------------------------------------
                          Stevan N. Bach, MAI
                          President and Chief Executive Officer
                          Certified General Real Property Appraiser
                          State of Texas TX-1323079-G

                         SALIENT FACTS AND CONCLUSIONS
--------------------------------------------------------------------------------

Identification:                    The Oaktree Village Apartments
                                   9803 Creekfront Road
                                   Jacksonville, Florida

Location:                          North side of Creekfront Road at the
                                   northwest corner of Southside Boulevard in Jacksonville, Florida

BRA:                               97-071

Legal Description:                 An 11.568-acre tract known as Parcels A and
                                   B, Section 24, Township 3 South, Range 27
                                   East, Duval County, Florida

Land Size:                         11.568 acres or 503,902 square feet

Building Area:                     156,688 square feet of net rentable space
                                   plus a 1,500-square-foot clubhouse/leasing office

Year Built:                        1984

Unit Mix:                          64  1BR/1BA at 796 square feet
                                   48  2BR/2BA at 1,086 square feet
                                   48  2BR/2BA at 1,117 square feet

No. of Units:                      160

Average Unit Size:                 979 square feet

Occupancy
 Physical:                         93.7 percent
 Economic:                         90-91 percent

Highest and Best Use
 As Vacant:                        Apartment development
 As Improved:                      Current use (as apartments)

Date of Value:                     November 30, 1997

"As Is" Market Value by
 Sales Comparison Approach:        $6,000,000


"As Is" Market Value by
 Income Approach:                  $6,000,000


"As Is" Market Value
 Conclusion:                       $6,000,000

                            NATURE OF THE ASSIGNMENT
--------------------------------------------------------------------------------

PURPOSE OF THE
APPRAISAL                     The purpose of this complete, self-contained
                              appraisal is to give an estimate of the "as is" leased fee market value of the subject property on an all cash basis.

IDENTIFICATION OF
THE PROPERTY                  The subject of this appraisal report is the
                              Oaktree Village Apartments located at 9803
                              Creekfront Road in Jacksonville, Florida.

DATE OF THE
APPRAISAL                     All opinions of value expressed in this report
                              reflect physical and economic conditions prevailing as of November 30, 1997.

DEFINITION OF
SIGNIFICANT TERMS             The Appraisal of Real Estate, Eleventh Edition,
                              1996, sponsored by the Appraisal Institute defines
                              Market Value as:

                                   "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

                                   (1)  Buyer and seller are typically
                                        motivated;

                                   (2)  Both parties are well informed or well
                                        advised, and acting in what they
                                        consider their own best interests;

                                   (3)  A reasonable time is allowed for
                                        exposure in the open market;

                                   (4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

                                   (5)  The price represents the normal
                                        consideration for the property sold
                                        unaffected by special or creative
                                        financing or sales concessions granted
                                        by anyone associated with the sale."

                              Leased Fee Estate - An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease. /1/


------------------------------------

  /1/ The Dictionary of Real Estate Appraisal, Third Edition, p. 204.
      ---------------------------------------

FUNCTION OF
THE APPRAISAL                 It is the understanding of the appraisers that the
                              function of this appraisal is for annual partnership and/or internal purposes.

PROPERTY RIGHTS
APPRAISED                     The appraisers have appraised the "as is" leased
                              fee interest subject to short-term leases which are typically 6 to 12 months in duration at the subject property.

THREE-YEAR HISTORY            No transfers of ownership to the subject were
                              discovered during the past three years upon interviews with real estate brokers in the area and research into the grantor/grantee deed records of Duval County, Florida.

SCOPE/BASIS OF
THE APPRAISAL                 This appraisal has been made in accordance with
                              accepted techniques, standards, methods, and procedures of the Appraisal Institute. The values set forth herein were estimated after application and analysis by the Sales Comparison and Income
                              Approaches to value. These approaches are more clearly defined in the valuation section of this report.

                              The Cost Approach was not used as a method of valuation in this appraisal. The Cost Approach is typically the least reliable indicator because cost does not necessarily reflect value. Moreover, estimates of depreciation are difficult to accurately measure in the marketplace, thereby compounding the speculative nature of the opinions derived in the cost method of valuation.

                              The scope of our assignment included obtaining pertinent property data from the client regarding income and expense figures, tenant rent rolls, and permission to inspect the subject. Additionally, the appraisers conducted research either personally or through associates to obtain current market rental rates, construction trends, the sale of comparable improved properties, anticipated investor returns, and the supply and demand of competitive apartment projects in the general and immediate area. After these examinations were performed, an analysis was made in order to estimate the leased fee market value of the subject on an "as is" basis.

                            [AREA MAP APPEARS HERE]

                           CITY/NEIGHBORHOOD ANALYSIS
-------------------------------------------------------------------------------

                    Jacksonville is the seat of Duval County and is situated near the northeastern corner of Florida on the St. Johns River. This location is approximately 150 miles north of Orlando, 165 miles east of Tallahassee, and 15 miles west of the Atlantic Ocean.

                    The city of Jacksonville was consolidated with Duval County in the 1960s and has since been recognized as one of the largest incorporated municipalities in the nation in terms of land area with 841 square miles. In population, Jacksonville is one of the 20 largest cities in the United States and the most populous incorporated city in Florida. In 1990 the U.S. Bureau of the Census estimated the city's population at 648,200 persons. In 1995 this estimate increased to 676,718. The Jacksonville Metropolitan Statistical Area (MSA) includes Duval, Clay, St. Johns, and Nassau Counties. The 1990 MSA population was estimated at 906,727 according to the Census bureau, which indicates that the MSA is the fifth largest MSA in Florida after Tampa-St. Petersburg-Clearwater, Miami-Hialeah, Fort Lauderdale-Hollywood-Pompano Beach, and Orlando. As of January 1, 1997 the Jacksonville MSA stood at 1,025,600 or 13.1 percent higher than the 1990 population. The following chart depicts the Jacksonville MSA population and employment growth over the past two decades.

                                        1970     1980       1990       1994       1995         2005*
                                     ----------------------------------------------------------------
                       Population     612,600   722,300    906,727    981,600    994,900    1,140,700
                       Employment     159,400   281,800    422,700    437,474    460,245      625,690

                    Source: U.S. Bureau of the Census, Florida Department of
                            Labor and Employment Security
                            *Projection

                    Historical population growth for the Jacksonville MSA from 1980 to 1990 averaged 2.3 percent per year. The growth has decreased slightly to 1.7 percent annually from 1990 to 1995. Population increases are anticipated to continue as job growth rises and as stated above the population estimated as of January 1, 1997 was 1,025,600. The Bureau of Business & Economic Research at the University of Florida projects the Jacksonville MSA population to be between 967,000 and 1,178,000 by the year 2000. The median projection for this time period is a population of 1,063,700. The greatest population growth has recently occurred to the south and east of the St. Johns River in Duval County. Other notable growth has been observed in northeastern Clay County near Orange Park, and in northern St. Johns County particularly along the Atlantic Coast beaches.

                    The median age of the population in the Jacksonville MSA is lower than that found in the retirement havens of southern Florida. The median age in this MSA is 34 years according to the Census Bureau. This compares to about 36 years in Miami, 39 years in Fort Lauderdale, and 40 years in Tampa. The medium age in the city of Jacksonville is slightly less (33.3 years) than for the MSA.

                    Jacksonville was originally known as Florida's industrial city due to its port, shipyards, paper mills, and food processing plants. More recently, however, Jacksonville has become known as a regional center for banking, insurance, medicine and distribution. The Research Department of the Jacksonville Chamber of Commerce reported that the six largest private sector employers in the area were: Winn-Dixie Grocery Company, AT&T, Publix Super Market, Blue Cross/Blue Shield of Florida, Barnett Banks, and CSX Transportation. Two of Florida's largest banks, Barnett Bank and First Union, are officed in Jacksonville, along with 30 insurance companies. Jacksonville is also becoming a major back-office hub, as large corporations set up customer service centers and data processing operations in the area, including Merrill Lynch & Company, AT&T Corporation, and America Online, Inc. in the past few years. In addition, the world-renowned Mayo Clinic has one of its two regional medical centers located in southeastern Jacksonville. The recent additions in these medical and service-related industries have contributed to a more diverse economy in the area, and have helped civic leaders' attempts to transform the city's image from that of an industrial town to a regional distribution, service, and financial center.

                    The largest contributor to the Jacksonville employment market is its three naval installations which include: Cecil Field Naval Air Station, located in the southwest sector of Duval County; Jacksonville Naval Air Station, located on the west bank of the St. Johns River a few miles south of the Central Business District (CBD), and the Mayport Naval Training Center, situated at the mouth of the St. Johns River near the Atlantic Ocean. These military establishments in Jacksonville employ approximately 31,200 civilian and military personnel. More recently, Cecil Field has been placed on the government's list of possible closures due to budget cutting measures. It is due to be closed in August 1999, which should result in the loss of approximately 7,500 military and civilian jobs. Jacksonville created the Cecil Field Development Commission with the task of developing a reuse plan for Cecil Field. The commission was dissolved in May 1997 as it had completed its task and transferred duties and functions to the Jacksonville Economic Development Commission. Infrastructure improvements are being discussed and to date funding has been secured for three major projects: survey of the land for city incorporation; three-phased conversion of the water and sewer systems to the city systems; and a transportation study (completed). The Naval Air Station is increasing in size because of the consolidation of units to the Jacksonville Naval Air Station. The net result in the closure and consolidation is little change in the present number of personnel.

                    Total civilian employment in the Jacksonville MSA as of April 1996 was 480,100 persons according to the Florida Department of Labor and Employment Security. The unemployment rate as of that date was 3.3 percent down from
                    3.7 percent in February 1996, or lower than the U.S. Department of Labor's 4.8 percent rate for the state of Florida as of the same date. The above is the latest information received from the Jacksonville Chamber of Commerce.

                    The breakdown of nonagricultural employment as of November 1995 in the Jacksonville area is presented below and illustrates the growing diversity of the local employment base.

                                   NONAGRICULTURAL EMPLOYMENT                   NUMBER   PERCENT
                                  --------------------------------------------------------------
                                   Manufacturing                                 35,500      7.4
                                   Construction                                  24,200      5.0
                                   Transportation, Communications, Utilities     32,000      6.7
                                   Trade                                        117,600     24.5
                                   Finance, Insurance, Real Estate               50,300     10.5
                                   Services & Miscellaneous                     152,900     31.8
                                   Government                                    67,200     14.0
                                   Other                                            400      0.1
                                                                                -------    -----
                                   Total                                        480,100    100.0

                    Source: Florida Department of Labor and Employment
                            Security, November 1995.
                    Note: The 480,100 estimates varies from the earlier stated estimate of 460,245.

                    A surge of new jobs in Jacksonville earned the city a spot as the ninth fastest-growing metro labor market in 1996, according to the latest figures from the U.S. Bureau of Labor Statistics between 1993 and 1995, non-farm employment in Duval, St. Johns, Nassau and Clay Counties jumped 9.6 percent from 438,600 to 480,800. Despite its Florida location, the tourist/convention industry has a smaller impact on the Jacksonville MSA economy than in other parts of the state. Most area beaches and recreation facilities cater to local residents. The exception would be the Amelia Island Resort located 20 miles northeast of the city on the Atlantic Ocean. Amelia Island features world-class golf and tennis and luxury resort accommodations and is designed to attract vacationers from around the country. The most recent addition to this resort was the 450-room Ritz Carlton Hotel, which opened in June of 1991.

                    The increase in service-oriented industries in Jacksonville has resulted in a substantial increase in income for the area's residents. Per Capita income rose by an average of approximately 1.4 percent per year from 1986 to 1995.

                                       Jacksonville MSA
                           Year        Per Capita Income
                           -----------------------------
                           1986              $14,629
                           1987               15,482
                           1988               16,490
                           1989               14,973
                           1990               15,695
                           1995               16,920

                    Source: U.S. Department of Commerce, Bureau of Economic Analysis

                    According to a demographic profile of Duval County, the medium household effective buying income was $15,712 as of January 1, 1997. Additionally there were 278,800 households with 48 percent owner-occupied. Total Duval County population was 733,500 with projections of 787,000 by the year 2005.

                    Jacksonville is a major distribution center of durable goods for Florida and Georgia. Transportation facilities include an international airport, rail service from various railroad companies, numerous private freight distribution companies, and bus service. Jacksonville has rail facilities with multi-modal transportation capabilities. The Port of Jacksonville, which utilizes the St. Johns River from the east end of the CBD to the Atlantic Ocean, is a leading import center for foreign automobiles. This facility consists of both the Blount Island Marine Terminal (867 acres) and the Talleyrand Docks and Terminals (173 acres) and features a 38-foot-deep channel. The Jacksonville Port Authority has acquired 589 acres of property on Dames Point for its third terminal development, which is the result of demand from new ship lines. A $300,000,000 project to deepen the harbor from 38 to 42 feet has been proposed. The international airport, operated by the Jacksonville Port Authority, has undergone $100 million of improvements, which added two new terminals, twelve new gates, and extended a runway to accommodate larger planes for transcontinental flights.

                    Two major Interstate Highways, Interstate 10 and Interstate 95, intersect near downtown Jacksonville. Interstate 10 travels west from the city to the Gulf Coast communities in the Southeastern U.S., then continues west through the Southwestern U.S. to Los Angeles. Interstate 95 runs north/south along the Eastern Seaboard of the U.S. Interstate 295 provides a bypass around the major urbanized areas of the city to the northeast, northwest, west, and south. Completion of the eastern section of Interstate 295, which would create a beltway around the city, has been proposed with limited access approach roads expected to be in place by 2000. Many of the express roads and highways in Jacksonville formerly were toll roads; however, the toll charges were removed in the mid-1980s.

                    The unified city/county government in Jacksonville and Duval County has been a unique feature of the area since the 1960s. A singular taxing authority collects for schools and municipal services for all residents. Excepted from Jacksonville city authority are the communities of Atlantic Beach, Neptune Beach, and Jacksonville Beach, which are separate incorporated municipalities within Duval County.

                    Twenty miles of beaches along the Atlantic Ocean provide a wealth of recreational opportunities for area residents. The wide St. Johns River south of the CBD is popular with local pleasure craft. The average annual temperature in Jacksonville is 71 degrees with annual rainfall averaging 55 inches. Residents' needs for higher education in the area are served by several local colleges and universities such as Jacksonville University, the University of North Florida, and Florida Community College. Jacksonville is the headquarters for both the Professional Golf Association and Association of Tennis Professionals tours. It is also the home of the newest member of the expanded National Football League, the Jacksonville Jaguars. The team plays in the City's Gator Bowl Stadium, which seats 82,000 after renovation. The area boasts six museums, an active arts association, and one major daily newspaper. In addition, St. Augustine in neighboring St. Johns County to the south is the oldest city in

                    North America, and features numerous historic buildings and landmarks including the Castillo de San Marcos National Monument.

                    The diversification of the economy has affected development in the Jacksonville area over the past several years. According to Reynolds, Smith and Hills, Inc. (RS&H), a local real estate research and development company, the total inventory of office space in the area in 1990 was 12,436,000 square feet. There has been about 1,040,000 square feet of office construction since 1990. Over 5 million square feet of office space has been constructed since 1987, with half in the suburban markets. Most suburban development was intended for single-tenant usage by companies such as Barnett Bank, American Express, CSX, and Blue Cross/Blue Shield. Of these, Barnett Bank developed an 820,000-square-foot nonbanking headquarters facility in a campus-style environment near the intersection of Southside Boulevard and U.S. 1 in southeastern Jacksonville.

                    As of August 1997, the Central Business District (CBD) consisted of 57 buildings with a total of 6,298,533 square feet and a total for Jacksonville of more than 130 buildings with over 13,000,000 square feet, the majority of which are in the Southside (Butler) area at 84 for 5,199,037 square feet. As of August 1997, office announcements indicated eight projects to contain about 876,000 square feet and provide over 3,480 jobs. Additionally seven other projects are to be announced that total over 1.6 million square feet. Companies involved in the announced projects are Atlantic Teleservices, Barnett Banks, Purdential Health Care, Chase Manhatten Corporation, Koger Equity, Gran Central Corporation, and Hallmark Partners.

                    The office market in Jacksonville is active and reports by submarket in the August 15, 1987 issue of Commercial Real Estate indicate a tightening and strong market with new construction justified. Vacancy is now in single digits city-wide and all submarkets have lower vacancy than one year ago except for one submarket. Rents city-wide have increased $1.50 to $3.00 per square foot from 1996 levels and proposed projects are expected to obtain rents in excess of $20 per square foot.

                    The increasing household income in Jacksonville has attracted a substantial amount of retail development in recent years. Most of this development has occurred in suburban markets on the south side and in the beach communities. In September 1990, The Avenues Mall was completed offering over 1.4 million square feet of retail space at Southside Boulevard and U.S. Highway 1. Food Lion, a North Carolina-based grocery chain, constructed 17 strip centers throughout the Jacksonville area during 1988 and 1989. Beach area redevelopment featured the opening of two regional centers known as Sandcastle Plaza and South Beach Center, and several large "power" centers were constructed near two of the regional malls in the area.

                    As of December 31, 1996 the Jacksonville MSA showed total retail sales at $10.155 million, up 30.5 percent since year end 1991. Duval County, which encompasses Jacksonville, had retail sales of 7.644 million or an increase of 26.3 percent since 1991. Based on information from the ULI Market
                                                              ----------
                    Profiles: 1996
                    --------------

                       [NEIGHBORHOOD MAP APPEARS HERE]
                    rents for retail space have stabilized since 1987 ranging from $30.00 to $50.00 per square foot per year for enclosed mall space. Typical rent levels for smaller centers experienced a slight increase to a range between $9.00 and $14.00 per square foot. Rental rates for older strip centers range from $4.00 to $8.00 per square foot.

                    Retail development is projected to be stable until vacant space within the market is reasonably absorbed. Residential growth in the northern and middle St. Johns County areas, southside-Intracoastal west, and the Avenue-U.S. Highway 1-Southside Boulevard areas of the city is expected to produce retail activity in these markets. Residential, both single and multi-family remains active in development. The October 31, 1997 edition of Homefront identifies over 320 single family developments that are active today.

                    The industrial real estate sector has not experienced the significant vacancy problems incurred by the office and retail markets. This sector is very strong in the Jacksonville area and is experiencing heavy demand for build-to-suit space from industry entering the market. New construction during 1995 totaled over 1.5 million square feet, a new record high. The major projects in the area include Sara Lee's Coach subsidiary; NatureForm, Inc.; Pilot Pen Corporation; Sally Industries; H.J. Heinz Company's Portion Pac, Inc.; Viking Office Products and a Georgia Pacific expansion. The majority of new construction is taking place in the south and west sides of Jacksonville. As established by the NAIOP report in August 1997, the south side submarket has favorably responded to the one-year supply of space, however, there remains 300,000 square feet within six buildings that has not been leased. Activity for this space has been slow. The west side market continues to grow and is said to be a strong market. The north side submarket is strong with minimal vacancy and the Port Authority is expected to spend about $100 million on airport and seaport capital improvements, which were to begin October 1997. Industrial parks of tradeport and Imeson will benefit most from the expenditures.

                    The apartment market is discussed in the Apartment Market Analysis section that follows.

NEIGHBORHOOD
ANALYSIS The subject is located on the southeast side of Jacksonville approximately 8 aerial miles from downtown. The neighborhood is generally described as a corridor which runs north/south along Southside Boulevard between J. Turner Butler Boulevard (Florida State Road 202) and Phillips Highway (U.S. Highway
                    1). The east and west boundaries of the neighborhood should be considered to be 1 mile on either side of and parallel to Southside Boulevard to the north of U.S. Highway 1 and south of J. Turner Butler Boulevard.

                    Southside Boulevard is a four-laned divided thoroughfare crossing the city's south and east sides northward from Phillips Highway at its southern end. Through the subject neighborhood, this street has an access road parallel to its west side providing entry to commercial and residential properties on that side of the street. Major cross streets to Southside Boulevard in this neighborhood include J. Turner Butler Boulevard at the north, Baymeadows Road near the center of the neighborhood, and Phillips Highway at the south end. Each of these three streets is a four-laned roadway and each connects Southside Boulevard traffic to Interstate Highway 95 (1-95) to the west. Southbound traffic on Southside Boulevard is provided access to southbound 1-95 south of Belle Rive Boulevard, while northbound traffic on this interstate is allowed access onto northbound lanes of Southside Boulevard at this same point.

                    The popularity of this neighborhood to residential and commercial/retail users can be directly attributed to its easy access to major employment centers. I-95 to the west provides good access from the neighborhood to the CBD. In addition, several major suburban office and industrial parks are located either within the neighborhood boundaries or within a short distance. Barnett Bank has its nonretail banking headquarters in a campus-style facility within the neighborhood on the west side of Southside Boulevard just south of the I-95 exits. Merrill Lynch has built a regional support facility at the opposite end of the neighborhood at the southeast corner of Southside Boulevard and J. Turner Butler Boulevard. The Southpoint Office Park, a major suburban office location, is situated just 1 mile northwest of this neighborhood at the intersection of I-95 and J. Turner Butler, and the Deerwood Industrial Park is 1 mile west at I-95 and Baymeadows Road.

                    In the retail sector, several neighborhood shopping centers are noted along either side of Baymeadows Road between I-95 and Southside Boulevard, and also to the east of Southside Boulevard at Baymeadows Road. The Grande Boulevard center, mentioned in the city analysis above, is situated in this neighborhood at the northwest corner of Baymeadows Road and Southside Boulevard. The most significant new addition in the retail sector of the neighborhood has been The Avenues regional shopping mall, situated at the south end of this neighborhood at the northwest corner of Southside Boulevard and Phillips Highway and also bound by I-95. This regional center has over 1.4 million square feet of enclosed retail space and is anchored by several national retail chain stores. The Avenues Mall has attracted the development of a 308,000 square foot community "power" center called Southside Square across the street on Southside Boulevard; this new shopping center features both Mervyn's and Target. A Home Depot has been recently constructed to the north of Southside Square, while a 10-acre development just south of The Avenues along Phillips Highway has also been completed anchored by two fast-food restaurants, a third full-service restaurant, and a Toys `R' Us store.

                    All of this commercial development is supported by the growth in the residential sector of Jacksonville's southeast side over the past decade. The subject neighborhood illustrates this trend with over fifteen apartment and condominium developments developed in the subject neighborhood since 1980. Surveys from over half of the on-site leasing agents in the area typically report physical occupancy rates at these properties at/or over 92 percent. Two golf course communities, Baymeadows and Deerwood, feature single-family homes typically priced from $150,000 and catering to upper-middle-income home buyers.

                    Despite the growth in the area, about one-third of the land in the neighborhood lies vacant and ready for development. To the south and east of this neighborhood are typically vacant areas; to the north and west lie a mixture of properties from office, retail and industrial properties along Phillips Highway and I-95, to older single and multifamily residential subdivisions. The Duval District provides bus service to children in the neighborhood attending public schools, and the University of North Florida is located about 2 miles northeast of this neighborhood at J. Turner Butler Boulevard and St. Johns Bluff Road. St. Luke's Hospital is about 1 mile northwest of the neighborhood in the Southpoint Office Park. Police and fire protection is provided by the city of Jacksonville.

                    The neighborhood's easy access to all of the supporting facilities mentioned above has made the Southside Boulevard corridor one of the most attractive areas in Jacksonville. Physical occupancy rates in many multifamily developments in this area are above 90 percent. Only one new apartment project was permitted in the neighborhood in 1991, that being two additional phases to the Park Avenues project. There were no new apartment projects permitted in 1992 or 1993. This compares to 593 units permitted as of the end of the Second Quarter 1995. No new retail centers are planned as developers concentrate on leasing of new existing space along Southside Boulevard. As the neighborhood becomes more built out, it will likely experience a period of stability as it matures in the long term compared to the period of rapid development this neighborhood enjoyed throughout most of the 1980s.

CONCLUSION          Jacksonville, with a January 1997 U.S. Census Bureau
                    population of 1,025,600 in its MSA, was known in the past as a military and industrial port city at the northeastern end of Florida. However, the employment base has grown and diversified over the past two decades as major banks, insurance companies and medical service industries have opened regional or headquarter offices in the area. This activity has increased the income of area residents and spurred significant job growth through much of the 1980s.
                    Although Jacksonville is not noted as a major tourist center compared to southern areas of Florida, the area has attractive beaches and a redeveloped downtown riverfront area to serve the local population.

                    The diversification of the employment base ignited office development both downtown and in the south side suburbs during the past ten years. Numerous large retail centers have been built in recent years to support the growing Jacksonville area population and income. Major private employers include Barnett Bank, Blue Cross/Blue Shield of Florida, and CSX Transportation. Nonetheless, the city's naval presence, with over 30,000 personnel, still dominates employment in the area.

                    While new industries and employers such as America Online and AT&T have continued to enter the local employment market with new back-office operation centers, the appraisers anticipate less office development as the focus in the marketplace switches to absorption and renovation of existing vacant space. Bright spots in the Jacksonville real estate market include improving occupancy rates in the apartment market and a relatively low industrial space vacancy rate compared to other industrial markets nationwide.

                    The city of Jacksonville appears to be enjoying a favorable economic climate. Construction permits and absorption of space in some sectors such as single-family residential have increased, while unemployment figures remain low. Although the closing of the Cecil Field Naval Air Station is not favorable, many of the lost jobs could potentially be offset by additions to the area's other two Naval bases and to the reuse plan of Cecil Field. The city's diversifying economic base, good supporting facilities, Florida sunbelt location, and good quality of life should support growth and absorption in all sectors.

                        [MARKET AREA MAP APPEARS HERE]

                           APARTMENT MARKET ANALYSIS
--------------------------------------------------------------------------------

                     Information from two surveys was utilized in the analysis of the Jacksonville apartment market analysis. The first is the Apartment Market Survey for Greater Jacksonville, Florida, Second Quarter, 1996 prepared by the Jacksonville Planning and Development Department and the Northeast Florida Apartment Council. The second is the Jacksonville Apartment Market Survey, Third Quarter 1997, published by Vestcor Realty Management, Inc. Most references are made to the survey prepared by the Vestcor Realty Management, Inc. AS THE FIRST SURVEY WAS NOT MADE IN 1997 BY THE PLANNING DEPARTMENT AND NORTHEAST FLORIDA APARTMENT COUNCIL.



                     Construction of apartment projects in Jacksonville during the late 1980s continued but at lower levels each year from 1985 through 1989. The credit restrictions by lenders and their regulators following the savings and loan scandals in the mid-1980s contributed to make construction funds scarce for apartment developers nationwide. The chart below illustrates the units constructed per year in Jacksonville since 1985.

                                    YEAR    TOTAL UNITS PERMITTED
                                 ---------------------------------
                                    1985                    5,079
                                    1986                    4,521
                                    1987                    2,656
                                    1988                    1,949
                                    1989                    1,407
                                    1990                    1,707
                                    1991                    1,170
                                    1992                        0
                                    1993                      278
                                    1994                      912
                                    1995                    1,073
                                    1996                    3,284
                                    1997                      978

                     Source: Jacksonville Planning and Development Department

                     In 1996 3,284 units were permitted for five or more dwelling units. In 1997 there were 978 units permitted. The outlook for future development of apartment projects in the Jacksonville area appears to be good as occupancies are in the 90 percent to 95 percent range and the economy remains healthy. Construction was visible to the appraiser in the south part of Jacksonville.

                     According to the Jacksonville Planning Department, the current number of apartment units existing in the metropolitan area is approximately 54,000. The Planning Department conducts a survey of the city and area apartment market. This survey is done by mail to the owners and/or managers of apartment complexes in Duval County as well as in northern Clay and St. Johns Counties, and the results of the survey are published every quarter year in the department's Apartment Market Survey. The Second Quarter of
                                  -----------------------
                     this survey, which is stated to reflect the area apartment market as of the end of June 1996, is the most recent available; this survey is compiled based on the responses of owners and/or managers of 27 percent of the total existing apartment units in the area. Of the 27 percent or 14,575 units, there was a physical occupancy rate of 95.58 percent with one bedroom apartments with the highest rate at 96.23 percent and efficiencies with the lowest average occupancy rate this quarter at 92.25 percent. The physical occupancy rates and average monthly rents as of the Second Quarter 1996 are generally higher among those properties, which were built since 1990. The Third Quarter 1997 market survey by Vestcor Realty Management, Inc. reflects the following statistics for average occupancy.

                                          3rd QTR   3rd QTR     CHANGE
                     CATEGORY               1997      1996     IN 1 Year
                   -----------------------------------------------------------
                     All units               92.8%      92.2%        0.6%
                     Built before 1979       92.1%      89.2%        2.9%
                     Built 1980--1989        94.0%      95.6%       (1.6%)
                     Built 1990-- 1997       90.1%      92.2%       (2.1%)

                     The survey indicates a slight increase in occupancy for all units from one year ago with pre-1979 constructed units receiving the positive occupancy while post 1980 and post 1990 construction showed 1.6 to 2.1 percent decreases in occupancy. The major reason for the decrease appears to be home-buying alternatives.

                     The Vestcor apartment market survey includes every apartment community with more than 100 units. They compared the information received from on-site personnel to their electric meter analysis. Properties undergoing renovation or in lease-up were removed from the database. If occupancy data on properties was not consistent with the electric meter analysis, these properties were also removed. The result was a review of 186 apartment complexes containing 41,572 units or nearly 70 to 75 percent of the units in the Jacksonville area by a 1996 count.

                     Average monthly rental rates per unit were obtained by Vestcor and are delineated below by year of construction.

                                             3rd Qtr  3rd Qtr    Change
                     Category                  1997     1996    In 1 Year
                   -------------------------------------------------------------
                     All units                $ 568    $ 565    +3 -- 0.5%
                     Built before 1979        $ 509    $ 504    +5 -- 1.0%
                     Built 1980--1989         $ 605    $ 596    +9 -- 1.5%
                     Built 1990--1997t        $ 809    $ 791   +18 -- 2.3%

                     The Vestcor survey for the First Quarter 1996 reported an average monthly rental rate per unit for the Jacksonville area of $540. This compared to $565 per unit during the Third Quarter 1996 indicates an increase in rental rates during the 6 months from the Vestcor survey is 4.6 percent.

                     The survey indicates a slight monthly rental rate increase for all apartment units surveyed, but increases of 1 percent to 2.3 percent for various construction dated classified units. It is important to note that the increases in categories by year built tend to counter the findings of rental increases for all units and indicate that the increase for all units should be between 1 percent to
                     2.3 percent or on average about 1.65 percent. Secondly, the 2nd Quarter 1997 average monthly rental for all units was $574, which would indicate a $6.00 reduction to the 3rd Quarter 1997 average monthly rent of $568.

                     Overall, the Jacksonville apartment market appears to be healthy. Construction permits recorded for 1992 and 1993 were at their lowest levels in years, or from a high of 5,079 units in 1985 to 0 units permitted for 1992 and 278 in 1993. For 1994 and 1995, there were 912 and 1,073 units permitted, respectively. In 1996, there were 3,284 units permitted, while in 1997 there were 978 units permitted. Physical occupancy as of the Third Quarter 1997 was at 92.8 percent, which is a drop from 1996, but reflects the new construction. Absorption rates in new apartment projects have remained healthy over the past two years. Vacancies of the various apartment markets range from 3 to 7 percent. The appraisers project that the citywide market should reach a stabilized occupancy of 95 percent between one and two years at this rate of growth.

SUBMARKET ANALYSIS   The subject property is located in the Southside and
                     Southside Boulevard submarkets as defined in the Third
                     Quarter 1996 Apartment Market Survey by Vestcor. They are identified on the map on the facing page.. The submarkets are generally within the Jacksonville City Limits to the south and southeastern City Limit lines.

                     The average occupancy in the Southside Boulevard and Southside submarkets for Third Quarter 1997 was 91.0 percent and 93.5 percent respectively. Third Quarter 1996 indicated an occupancy of 96.4 percent for the Southside Boulevard submarket and thus indicates a decrease of 5.4 percentage points or 5.6 percent. The Southside submarket had a Third Quarter 1996 occupancy rate of 89.1 percent and indicates an increase (for one year) to Third Quarter 1997 of 4.4 percentage points or 4.9 percent.

                     An average occupancy by project age for each of the two submarkets is shown below.


                                             Southside   Southside
                     Category                  Blvd.
                   ----------------------------------------------------------
                     Built before 1979         95.7%       93.3%
                     Built 1980--1989          91.5%       94.#5
                     Built 1990--1997          88.0%        ---
                     All Properties            91.0%       93.5%

                     The lower occupancy in the 1990-1997 built projects reflects the effect of new construction and in the Southside submarket no 1990-1997 built units are shown.

                     Average monthly rent per square foot by project age was identified in the City's various submarkets. Of the eight submarkets, Southside Boulevard has the second highest average monthly rent per square foot at $0.69/SF, second only to the Beach submarket at $0.71 per square foot. Southside submarket is sixth at $0.57 per square foot. Shown below is the average monthly rent per square foot for the two submarkets and the total city.

                                             Southside                 Total
                      Category                  Blvd.    Southside     City
                    ---------------------------------------------------------
                      Built Pre-1979           $0.54       $0.53       $0.53
                      Built 1980--1989         $0.71       $0.70       $0.68
                      Built 1990-- 1997        $0.72        ---         ---
                      All Properties           $0.69       $0.57       $0.60

                     Southside Boulevard and Southside submarkets indicate reasonably comparable monthly rental rates by period of construction, however, since Southside does not have post-1990 construction its overall average monthly rental rate is greatly affected and is $0.12 per square foot per month less than Southside Boulevard's average monthly rent. Although both submarkets influence the subject (it is within the 1980-1989 construction category), its location is actually in the Southside Boulevard submarket.

                     Average apartment rents for the two submarkets in Third Quarter 1996 were $651 per month for the Southside Boulevard area and $523 per month for the Southside area. In the Third Quarter 1997 the average monthly rents were $660 and $528 respectively or increases of 1.4 percent and
                     1.0 percent over the year.

                     The higher physical occupancy and the strong average monthly rental rates relate to the neighborhood's increasing popularity and proximity to major Jacksonville area shopping and employment centers (see preceding City/Neighborhood Analysis section of this report). In addition, the slowdown in construction permits in the area and this submarket, combined with a continuing demand for units in the area will help increase rental rates.

                     We have recognized that a significant portion of the apartment units constructed in the area in recent years were built in or near the subject's submarket. In the area apartment market analysis, a chart was presented which illustrates that the newer apartment properties in the area tend to command the highest rental rates. New apartment units are under construction east and northeast of the subject and in the Ponte Vedra area. Although, these new units bring competition, they also will reflect higher rental rates and with prudent management and proper maintenance, the subject property should compete well for its share of the market.

                     The subject's submarket has exhibited a stabilized occupancy at or above 91 percent, according to the local apartment survey. The subject property has a current physical occupancy of 93.8 percent and is considered to be near the stabilized occupancy level. It is forecasted that the subject will maintain a stabilized occupancy of 95 percent throughout the 11-year cash flow period.

                     According to the Vestcor Apartment Market Survey, only 3.60 percent of the apartment projects surveyed in this submarket were offering rental discounts to tenants. In the Second Quarter of 1997 apartment projects offering concessions were 13.1 percent and a year ago in the Third Quarter of 1996, 13 percent of the projects surveyed gave concessions. This data is further supported for a strengthening apartment market.

                            [PLAT MAP APPEARS HERE]

                                 SITE ANALYSIS
--------------------------------------------------------------------------------

LOCATION The subject site is located at the northwest corner of Southside Boulevard and Creekfront Road in Jacksonville. This location is on the southeast side of Jacksonville about 8 aerial miles southeast of the Jacksonville Central Business District (CBD) and is about 1/2 mile south of the intersection of J. Turner Butler Boulevard and Southside Boulevard. The site is improved with the Oaktree Village Apartments, which have a street address of 9803 Creekfront Road, Jacksonville, Duval County, Florida.

SIZE AND SHAPE       While a survey of the subject site was not available, a
                     copy of the plat map of the site from the Duval County Tax
                     Office is provided to the reader on the facing page.
                     Information provided by the Duval County Tax Assessor's
                     Office indicates that the site comprises 11.568 acres and is roughly pentagonal in shape. The site has over 1200 feet of frontage along the north side of Creekfront Road and more than 310 feet of frontage on the access road along the west side of Southside Boulevard. The maximum width of the site exceeds 1290 feet, and the maximum depth is more than 532 feet.

ACCESS AND           The property is easily visible from both Creekfront Road
VISIBILITY           and Southside Boulevard due to its adequate frontage on
                     both streets. Direct access into the site is provided north from Creekfront Road just west of Southside Boulevard.
                     Creekfront Road is an asphalt-paved two-laned neighborhood thoroughfare, which reaches a dead-end circle after running about 1300 feet west from Southside Boulevard. Three apartment complexes, including the subject, face onto this street.

                     The property is also visible from Southside Boulevard along the east boundary of the subject. Southside Boulevard is a four-laned divided roadway with a two-laned access road along its west side, and is one of the main north/south thoroughfares in southeastern Jacksonville.

LEGAL DESCRIPTION    A full legal description is contained in the Addenda of
                     this report. The subject site is generally described as being an 11.568-acre tract known as Parcels A and B out of
                     Section 24, Township 3 South, Range 27 East, Duval County,
                     Florida.

ZONING Prior to May 1, 1991, the site was zoned RG-C by the city of Jacksonville. New zoning designations were put in place by the city on that date, with the subject's new zoning designation listed as RMD-E for Residential Medium Density, B District. Both the current and prior designations provide for similar development restrictions, namely to promote multifamily residential uses with a maximum of 20 dwelling units per acre. The subject improvements currently conform to the zoning regulations.

UTILITIES            All utilities are available to the site. Jacksonville
                     Suburban, a private utility supplier, provides water and sewer service to the site; the Jacksonville Electric
                     Authority supplies electric service. Telephone hookups are in place from Southern Bell, along with cable television lines from Continental Cable.

TERRAIN AND DRAINAGE The subject site is generally level to street grade with a minor rise upward from the center of the site to its eastern end at Southside Boulevard. The site contains three retention lakes and drainage appears to be adequate. A soil survey on the subject site was not available. While the soil appears generally supportive of a wide variety of improvements, the appraiser is not an expert in soil content and was unable to certify this assumption. According to the National Flood Insurance Map 120077-0236D dated August 15, 1989, the site is in Zone X, or in "areas of minimal flooding." Numerous native trees are located on the site; however, no significant obstacles to development of the site (such as rock outcroppings, etc.) were evident.

EASEMENTS AND
ENCUMBRANCES         As stated above, a survey, which would indicate the
                     location of any easements or encroachments on the site, was unavailable. A visual inspection of the property indicated no significant easements or encumbrances, which would adversely affect the marketability of this site.

REAL ESTATE TAXES    The subject site and improvements have the following values assessed by the Duval County Property Appraisers Office in
                     1993, 1994, 1995, and 1996:

                                              1993        1994        1995        1996        1997
                     ------------------------------------------------------------------------------
                     Total Value        $4,640,841  $4,762,631  $4,655,837  $4,675,405  $5,078,473
                     Total Taxes            98,729     105,577     102,637     101,937     108,795
                     Tax Rate per
                     $1000 Valuation       21.2739     22.1678     22.0448     21.8028     21.4228

                     The breakdown for the tax rate for the subject-taxing district is compared to the 1994, 1995, and 1996 tax rate:

                                                           1994           1995          1996      1997
                                                       -------------------------------------------------
                      County                           $11.2131        11.1196       11.2158   10.9783
                      School (State Law)                 6.6540         6.6650        7.1154    6.3450
                      School (Local Board)               2.7600         2.7600        2.9516    2.7800
                      Inland Navigation                  0.0490         0.0400        0.0380    0.0500
                      Water Management                   0.4820         0.4820        0.4820    0.4820
                                                         1.0097         0.9782         -----    0.7875
                                                       --------       --------       --------  -------
                      Debt Payments (Voter
                      Approved)                        $22.1678       $22.0448      $21.8028  $21.4228

                     The assessor's parcel number for the subject site is 148522-2000-9.

                     The real estate property taxes for the subject are calculated at $108,795 based on the mileage rate and assessed value and a payment date of March 1998. However, a discount from the tax expense is allowed if paid in the four months prior to March. If paid in November 1996, the taxes for the subject are discounted 4 percent. For purposes of this appraisal, we have assumed an early payment of taxes. The real estate taxes in the Income Approach section of this report reflect an approximate 2 percent increase over the 1997 property taxes. Real estate taxes for the subject in 1998 have been estimated at $110,760.

SITE CONCLUSION      The subject property is in southeastern Jacksonville about
                     8 aerial miles southeast of downtown. The parcel contains
                     11.568 acres with level and slightly sloping terrain.
                     Drainage and soil conditions appear to be adequate and supportive of a variety of improvements. All utilities are available. The site is in the Zone X area of minimal flooding. While a survey of the site was not available, no adverse easements or encroachments were noted during a physical inspection of the site. Direct access and visibility is provided from Creekfront Road with additional visibility from Southside Boulevard abutting the site to the east. The property is zoned by the city for multifamily residential uses including apartment and/or condominium development, and appears to be physically suitable for such improvements.

                                 IMPROVEMENTS
--------------------------------------------------------------------------------

                     The subject site, a 11.568-acre tract of land, is improved with a two-story apartment project known as the Oaktree Village Apartments. The improvements consist of 160 apartment units contained in ten buildings constructed in 1986. Also situated on the site is a leasing office, sauna, exterior mail post, deck, swimming poo1 and hot tub surrounded by an iron fence, lighted and fenced tennis court, lake and mechanical shed.

                     There are three basic floor plans for the 160 apartment units. The basic features of these floor plans are as follows:

                             No. of
                             Units     Unit Type        Size (SF)    Total NRA
                          ----------------------------------------------------
                             64         lBR/lBA             796        50,944
                             48         2BR/2BA           1,086        52,128
                             48         2BR/2BA           1,117        53,616
                             ---                          -----       -------
                             160                            979       156,688

                     As seen in the figures above, the total net rentable area of 156,688 in 160 apartment units results in an average of 979 square feet per unit. There are a total of 64 one-bedroom units and 96 two-bedroom units.

                     The land area is 11.568 acres equating to a density of
                     13.83 units per acre. The parking consists of 212 asphalt-paved open spaces or 1.93 space per unit. There appears to be adequate tenant parking.

                     The foundation of the buildings is of concrete slab with wood-studded framing. The exterior walls are of stucco with wood frame trim work, and the roof is pitched with a tile covering. Windows are of single-hung aluminum thermal pane construction, with metal exterior doors. Porches by each exterior front door have an exterior light. Exterior stairwells have metal stairs and supports with concrete risers and landings.

                     The interior finish of each unit has painted gypsum board walls and ceilings. Some walls are accented with decorative wallpaper, and some ceilings feature boxed or other ceiling treatments. Floors have carpeting over pad with tile floors in the kitchen. Batt insulation is located in the walls and ceilings.

                     The kitchen is equipped with wood and fiberboard cabinetry covered with formica countertops and a double stainless steel sink. Appliances are made by General Electric and include a range/oven, vent/hood, microwave oven, dishwasher, disposal, and refrigerator with icemaker. Each unit has an electric water heater with a 40-gallon capacity. The kitchen equipment appears to be original but is considered to be in good condition.

                     Carpet and tile floors are found in the bathrooms, with additional tile around the tub enclosure. The toilet, bathtub, and sink are porcelain, and a formica countertop covers a small vanity. Each bathroom also has a wall mirror and an exhaust fan.

                     Each of the units has miniblinds, an exterior screened-in patio or deck, and washer and dryer closet equipped with connections. Interior doors are hollow-core wood with some folding closet doors. Each unit is equipped with a fire extinguisher per local fire codes.

                     The mechanical components include standard PVC plumbing pipes with stainless steel fixtures. The units are equipped with electric central heating and air-conditioning which is individually metered. The interior wiring is copper, with 125 amps designated per unit and ample electrical outlets. Each apartment is wired for telephone and cable television.

                     Other than the major site amenities stated above, the grounds feature asphalt-paved parking pads and access roadways, concrete sidewalks, an entryway with brick pavers, pole-mounted exterior light fixtures, and retaining walls. The landscaping features numerous native trees as well as decorative planted shrubbery and lawns.

                     The subject improvements appear to be in average to good overall condition. According to information supplied by ConAm Management Corporation, the following capital expenditures are scheduled for the subject in 1998:

                     Wood decking at pool and bridge..................    3,000
                     Complete irrigation..............................   20,000
                     Sidewalk repairs and some installation...........   10,000
                     Retaining wall repairs...........................   10,000
                     Shower pans and plumbing.........................   72,000
                     Exterior fence repairs and drainage..............    8,000
                     Sight light......................................   15,000

                     Total............................................ $138,000

                     Considering the overall condition of the improvements, we estimate the effective age of the subject property to be equal to the actual age of eleven years.

                           [FLOOR PLAN APPEARS HERE]

                              SUBJECT PHOTOGRAPHS
--------------------------------------------------------------------------------


                            [PICTURE APPPEARS HERE]

                    View of unit exterior and parking area


                            [PICTURE APPEARS HERE]

                View of interior street and brick paved bridge

                            [PICTURE APPEARS HERE]

        Interior view of Unit 202 living room, dining area, and kitchen




                            [PICTURE APPEARS HERE]

                       Interior view of Unit 202 kitchen

                            [PICTURE APPEARS HERE]


                       Interior view of Unit 202 bedroom

                             HIGHEST AND BEST USE
-------------------------------------------------------------------------------
                     The highest and best use of a property must be determined because market value depends upon the property's most profitable use. The Appraisal of Real Estate, Eleventh
                                     ----------------------------
                     Edition, defines highest and best use as:

                          "The reasonably probable and legal use of vacant land or improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value."

                     There are two distinct types of highest and best use. The first type is the highest and best use of the land as if vacant. The second type is the highest and best use of a parcel as improved. This pertains to the use that should be made of the property as it exists.

                     In determining the highest and best use of a site, four items must be considered: possible physical limitations of the site, possible legal or permissible uses, and what uses are financially feasible, and produce the maximum return on the site. A careful neighborhood and site analysis is essential in estimating the highest and best use of the site as if vacant.

                     The following is our analysis of the highest and best use as it pertains to the subject property and according to the four essential tests.

SUBJECT PROPERTY
AS IF VACANT         LEGALLY PERMISSIBLE - Within the scope of a legal analysis, the subject site would be adaptable to multifamily residential uses as limited by its current zoning of RMD-E by the city of Jacksonville. This zoning designation for the site is intended to restrict and promote the development of the subject to medium density residential uses of up to 20 dwelling units per acre.

                     PHYSICAL POSSIBILITY - Many physical characteristics of a site can affect the use to which it can be put. These characteristics can include size, shape, location, road frontage, topography, easements, utility availability, flood plain, and surrounding patterns.

                     The subject site is generally pentagonal in shape and encompasses a total of 11.568 acres, allowing for full physical utilization of the site. The site has over 1,200 feet of frontage along the north side of Creekfront Road and more than 310 feet of frontage on Southside Boulevard. The topography of the site is generally level with a slight slope upward from the center of the site to the east. Drainage appears to be adequate. The site is located in Flood Zone "X" which is defined in the previous Site section of this report.

                     The subject's location is on the north side of Creekfront Road at its northwest corner with the access road along the west side of Southside Boulevard. Property uses along Creekfront Road wholly consist of apartment complexes. While the subject also has frontage on Southside Boulevard, a major area thoroughfare, most of the site's street frontage is along Creekfront Road. Creekfront Road is a two-laned residential street with local traffic which travels east/west from Southside Boulevard at its east end and a dead end about 1,300 feet to the west. The subject has adequate utility capacity, enjoys a relatively good functional size and shape, and is not affected by any adverse easements or restrictions as noted upon inspection.

                     After considering all of the physical characteristics of the site noted above plus other data in the Site section of this appraisal report, physically possible land uses would include a variety of residential development such as apartments, condominiums, cooperatives or townhouses, but are directed to apartment development. The primary deterrents to other types of development were zoning, surrounding land use patterns, and the lack of significant traffic along Creekfront Road.

                     FINANCIAL FEASIBILITY - Financial feasibility is directly proportional to the amount of net income that could be derived from the subject. Rents have slightly increased over the previous 12 months and the apartment market overall appears to be favorable. Area realtors report that near-term prospects for condominium and cooperative units in Jacksonville is less than favorable, although there is limited upscale condominium development occurring. Many of the existing condominium and cooperative units have exhibited depreciating market values over the past several years.

                     After having eliminated all other development from our analysis, the financial feasibility of multifamily development must be tested. The subject site is in the "Southside Boulevard" apartment submarket area and adjacent to the Southside submarket. According to the Vestcor Jacksonville Apartment Market, which is prepared by Vestcor Realty Management, Inc., occupancy for the submarket decreased from 96.4 percent in the Third Quarter 1996 to
                     91.0 percent in the Third Quarter 1997. From those projects responding to the survey, the average rent increased from only $651 to $660 per unit over the one-year period. Through the year 1997, there have been 978 multifamily building permits in the city/area. This is down from the 3,284 units permitted in 1996.

                     From the preceding, apartment development appears to be feasible, although the market has some units to absorb. Occupancy rates have decreased during the past year and have remained at 90 percent or greater. Rental rates have risen according to the apartment survey and there has been an increase in apartment building activity in the subject's submarkets indicating that development is feasible. The following reflects apartment development costs on a square foot basis.

                     Cost to Construct............................... $50.00
                     Land Acquisitions...............................   4.00
                                                                      ------
                        Total Cost of Development.................... $54.00

                     The preceding discussion indicates that development is feasible for multifamily residential development. As indicated in the Sales Comparison Approach in this report, apartments developed since 1985 reflect sale prices from $28.96 to $75.12 per square foot. The sale prices of new projects ($75.12 S/F) are above the cost of development.

                     MAXIMUM PRODUCTIVITY - After considering the current economic climate and the subject's location and financial feasibility of certain land uses, we are of the opinion that the demand for multifamily apartment units conducive to the subject site would produce the highest net return over the longest period of time. This is due to the subject's location and the popularity of the neighborhood.

                     In summary, the multifamily apartment market has shown increasingly healthy signs during the early to mid-1990s. The site's location near major south side employment facilities, the University of North Florida, The Avenues Mall, and Interstate 95 gives it a large base of prospective rent-paying tenants from which to draw. During 1996 and 1997, apartment development is occurring in or near the submarket for the first time since 1991. Therefore, after considering the alternatives, we believe the highest and best use of the site, as vacant, is for multifamily residential development.

SUBJECT PROPERTY
AS IMPROVED          The property, as improved, is tested for two reasons.
                     First, to identify the improvements that are expected to produce the highest overall return per invested dollar, and the second reason is to help identify comparable properties. The four tests or elements are also applied in this analysis to the subject as follows:

                     LEGALLY PERMISSIBLE - Within the scope of a legal analysis the subject property would be adaptable to multifamily residential uses as limited by the zoning of the site by the city of Jacksonville.

                     PHYSICAL POSSIBILITY - Based on the subject's size (11.568 acres), configuration (roughly pentagonal), and the improvements' positioning relative to the subject site, it is felt that the subject's improvements employ the maximum use and potential of the site as developed. The subject's density of 13.8 units per acre is in line with the market sales, which reflect a range in density from 9.4 to 27.4 units per acre.

                     FINANCIAL FEASIBILITY - The discussion of the financial feasibility of the subject, as if vacant, would also apply to the test as improved. Based on the economic conditions for alternative market segments, it was concluded that the subject's present improvements are satisfactory to fulfill this test.

                     MAXIMUM PRODUCTIVITY - The test for this element is also from the market. The comparables analyzed suggest that under competent and prudent management, the subject produces an adequate return on market value to substantiate its existence.

                     In conclusion, based on the subject's current use, we have determined that as a multifamily apartment complex it positively contributes to the value of the site, and as a result is presently developed according to its highest and best use. The present improvements are not considered to be the optimum use due to the lack of market project amenities.

                             APPRAISAL PROCEDURES
-------------------------------------------------------------------------------

                     Traditionally, three valuation approaches or techniques are used in the appraisal of real estate. These are the Cost Approach, Sales Comparison Approach, and Income Approach.

COST APPROACH        In the Cost Approach, the appraisers obtain an estimate of value by adding to the land value the estimated value of the physical improvements. This value is derived by estimating the replacement cost new of the improvements and, when appropriate, deducting the reduction in value caused by accrued depreciation. According to the Appraisal
                     Institute, the basic principle of the Cost Approach is that buyers judge the value of an existing structure by comparing it to the value of a newly constructed building with optimal functional utility, assuming no undue cost due to delay. Thus, the appraiser must estimate the difference in value between the subject property and a newly constructed building with optimal utility.

                     The Cost Approach was not used as a method of valuation in this appraisal. The Cost Approach is typically the least reliable indicator because cost does not necessarily reflect value. Moreover, estimates of depreciation are difficult to accurately measure in the marketplace, thereby compounding the speculative nature of the opinions derived in the cost method of valuation.

SALES COMPARISON
APPROACH This approach produces an estimate of value by comparing the subject property to sales and/or listings of similar properties in the immediate area or competing areas. The principle of substitution is employed and basically states when a property is replaceable in the market, its value can be set by the cost of acquiring an equally desirable and comparable property. This technique is viewed as the value established by informed buyers and sellers in the market.

INCOME APPROACH      The measure of value in this approach is capitalization of the net income, which the subject property will produce during the remaining economic life of the improvements.
                     This process consists of two techniques. The first technique estimates the gross income, vacancy, expenses, and other appropriate charges. The resulting net income or net cash flow is then capitalized. The second technique projects the gross income, vacancy, expenses, other appropriate charges, net income, and cash flow over a projected holding period. The resulting cash flow and reversion (future value) are discounted at an appropriate rate and added in order to arrive at an indication of current value from the standpoint of an investment. These methods provide an indication of the present worth of anticipated future benefits (net income or cash flow) to be derived from ownership of the property. Both techniques were utilized in analyzing the subject property.

SUMMARY The appraisers, in applying the tools of analysis to the valuation problem, seek to simulate the thought process of the most probable decision-maker. The appraisers' judgment concerns the applicability of alternative tools of analysis to the facts of the problem, the data and information needed to apply these tools, and the selection of the analytical approach and data most responsive to the problem in question.

                     Thus, depending on the type of property appraised or the purpose of the appraisal, one approach may carry more weight or may point to a more reliable indication of the value of the property being appraised than the others. In some instances, because of the inadequacy or unavailability of data, one or two of the approaches may be given little weight in the final value estimate.

                      [IMPROVED SALES MAP APPEARS HERE]

------------------------------------------------------------------------------------------------------------------------------------
                                                         JACKSONVILLE AREA
                                                      IMPROVED SALES SUMMARY
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           CASH EQUIVALENT PRICE
------------------------------------------------------------------------------------------------------------------------------------
SALE                                 SALE    CASH EQUIV.  YEAR    NO. OF     NRA     OCCUP.   NOI/SF    PER    PER      OVEALL
 NO.       NAME/LOCATION             DATE    SALE PRICE   BUILT   UNITS    AVG./SF  AT SALE   /UNIT     SF    /UNIT      RATE   EGIM
------------------------------------------------------------------------------------------------------------------------------------
  1   The Links @ Windsor Parke     08/87   $20,500,000   1995     280     296,616    95%     $5.92   $69.11  $73,214   8.56%   7.80
      13700 Sutton Park Dr. North                                            1,059
      Jacksonville, FL
------------------------------------------------------------------------------------------------------------------------------------
  2   San Pablo                     06/97   $ 5,350,000   1974     200     184,750    90%     $3.16   $28.96  $26,750  10.90%   4.56
      14401 Jose Vedra Blvd.                                                   924
      Jacksonville, FL
------------------------------------------------------------------------------------------------------------------------------------
  3   Hunter's Ridge (formerly      05/97   $15,200,000   1987     336     294,888    92%     $4.00   $51.54  $45,238   7.76%   6.74
      Oaks of Deerwood)                                                        878
      10100 Baymeadows Road
      Jacksonville, FL
------------------------------------------------------------------------------------------------------------------------------------
  4   Woodhollow                    04/97   $16,700,000   1986     450     342,162    94%     $4.69   $48.79  $37,111   9.60%   5.47
      1715 Hodges Blvd.                                                        760
      Jacksonville, FL
------------------------------------------------------------------------------------------------------------------------------------
  5   The Courts @ Ponte Vedra      01/97   $19,000,000   1996     253     252,162    95%     $6.26   $75.12  $75,099   8.34%   7.31
      101 Vera Cruz Drive                                                    1,000
      Ponte Vedra, FL
------------------------------------------------------------------------------------------------------------------------------------
  6   The Huntington @ Hidden Mills 08/96   $ 7,225,000   1986     224     179,476    98%     $3.85   $40.26  $32,254   9.56%   5.48
      3333 Monument Road                                                       801
      Jacksonville, FL
------------------------------------------------------------------------------------------------------------------------------------
  7   The Antlers                   05/96   $15,000,000   1985     400     327,728    97%     $4.65   $45.77  $37,500  10.20%   5.63
      8433 Southside Blvd.                                                     819
      Jacksonville, FL
------------------------------------------------------------------------------------------------------------------------------------
  8   Westland Park                 05/96   $16,950,000   1989     405     403,010    97%     $4.26   $42.06  $44,852  10.10%   6.01
      6710 Collins Road                                                        995
      Jacksonville, FL
------------------------------------------------------------------------------------------------------------------------------------

                           SALES COMPARISON APPROACH
--------------------------------------------------------------------------------

                    The Sales Comparison Approach is considered a good valuation method in the event that a sufficient number of similar and recent transactions can be found and accurately verified. The key to the Sales Comparison Approach is that a sufficient number of comparable sales be present to reflect an accurate indication of value. In such an event, market value can be derived directly from the sales, since all complexities involved are properly weighed according to their significance to actual buyers and sellers.

                    This approach is based upon prices paid in actual market transactions. It is a process of correlating and analyzing recently sold properties, which are similar to the subject. The reliability of this technique depends upon (a) the degree of comparability of the property appraised with each sale, (b) the length of time since the sale, (c) the accuracy of the sales data, and (d) the absence of unusual conditions affecting the sale.

                    The comparison process must be based on sales, which constitute acceptable evidence of motivations inherent to the market, occurring under similar market conditions, of similar or reasonably similar apartment projects. These projects were selected since they are reasonably similar to the subject property. A map and a summary of the comparable sales can be found on the preceding pages. The transaction dates of the sales used ranged from October 1994 to August 1996. Reference is made to the individual sales data included in the Addenda section of this report.

                    SALE 1, known as the Links at Windsor Park Apartments, sold in August 1997 for $20,500,000. There are 280 units totaling 296,616 square feet. The property sold at $69.11 per square foot or $73,214 per unit. It was built in 1995 and was in excellent condition. The Links was 90 percent occupied at sale date. It sits on 23.36 acres of land and reflects density at 11.98 units per acre. The property's construction is described as wood frame with wood siding and some stucco.

                    SALE 2, known as the San Pablo Apartments, sold in June 1997. It has 200 units and 184,750 square feet. The sales price was $5,350,000 and the property was 90 percent occupied at sale date. Unit prices indicated are $28.96 per square foot and $26,750 per unit. The sale reflected a 10.8 percent capitalization rate and was in need of substantial repair and renovation work. The rate is 14,24 acres and the unit density indicated is 14.04 units per acre. The property at sale date was inferior to the subject.

                    SALE 3, known as Hunter's Ridge, (formerly known as Oaks at Deerwood) sold for $15,200,000 or $45,238 per unit in May 1987. It has 294,888 square feet and indicates a unit price of $51.54 per square foot. Land area is 34.70 acres and shows unit density at 9.68 units per acre. The capitalization rate was 7.76 percent, however, the property needed some attention and had good upside potential.

                    SALE 4, known as the Woodhollow Apartments sold in April 1997 for $16,700,000 or $48.99 square foot and $37,111 per unit. The property contains 450 units and 342,162 square feet. At date of sale, occupancy was 94 percent and the terms were cash at a $10,350,000 mortgage at 7.5 percent interest due in 7 years, amortized over 25 years. The property has 38.65 acres and indicates a unit density of
                    11.6 units per acre. Construction is wood frame with stucco and wood siding.

                    SALE 5, known as the Courts at Ponte Vedra, is located in Ponte Vedra Beach. It sold in January 1997 for $19,000,000. The property was built in 1996 and has 253 units with 252,916 total square feet.. Unit prices indicated by the sale are $75.12 per square foot and $75,099 per unit. Construction is wood frame with stucco and some masonry. The site contains 9.23 acres and indicates a unit density of
                    27.41 units per acre. Capitalization rate at times of sale was 8.34 percent and the project had 95 percent occupancy.

                    SALE 6, known as the Huntington at Hidden Mills, (formerly known as Cozumel), sold for $40.26 per square foot net rentable area or $32,254 per unit in August 1996. The sale price was $7,225,000. The property contains 14.92 acres and has a unit density of 15 units per acre. There are 179,476 square feet of rentable area within 224 units. The average unit size is 801 square feet. Approximately 98 percent of the units were occupied at the time of sale. The sales price of $7,225,000 was adjusted upward by $350,000 for a re-plumbing required and was a credit given by the seller.

                    SALE 7 is the Antlers containing 400 units and 527,728 square feet of rentable area. The average size of a unit is 819 square feet. Developed in 1985, the project is situated
                    42.51 acres of land and has a unit density of 9.4 units per acre. The property sold in May 1996 for $45.77 per square foot net rentable area or $37,500 per unit and totaled $15,000,000. At the time of sale the units were 97 percent physically occupied.

                    SALE 8 sold in May 1996 for $16,950,060 which is equivalent to $42.06 per square foot net rentable area or $41,852 per unit. The project, Westland Park, was built in 1989/90 and contains 405 units and 403,010 square feet of rentable space. The average unit size is 995 square feet. Unit density for this property is 14.9 units per acre. Occupancy at the time of sale was reported at 97 percent.

                    In lieu of specific adjustments, we compared the improved sales based on the net operating income (NOI) per square foot and per unit. This method presents a comparison based on the income which a property is capable of generating. Theoretically, the NOI takes into consideration the various factors, which influence value such as quality, size, amenities offered, location, condition etc. Thus, these differing factors can be reduced to the common denominator of net operating income.

======================================================================
                      Sales Comparison - NOI Adjustments
                      ----------------------------------


          Sale   Sale              Subject      Adjust.    Adjust.
          No.  Price/SF   NOI/SE    NOI/SF      Factor    Price/SF
          ---  --------   ------    ------      ------    --------
          1     $ 69.11   $ 5.92    $ 3.84     0.646465  $    44.68
          2     $ 28.96   $ 3.16    $ 3.84     1.215190  $    35.19
          3     $ 51.54   $ 4.00    $ 3.84     0.960000  $    49.48
          4     $ 48.99   $ 4.69    $ 3.84     0.818763  $    40.11
          5     $ 75.12   $ 6.26    $ 3.84     0.613419  $    46.08
          6     $ 40.26   $ 3.85    $ 3.84     0.997403  $    40.16
          7     $ 45.77   $ 4.65    $ 3.84     0.825806  $    37.80
          8     $ 42.06   $ 4.26    $ 3.84     0.901408  $    37.91

                                   Mean=                      41.43

                                   Value @ mean          $6,491,584

          Sale    Sale              Subject     Adjust.     Adjust.
          No.  Price/Unit NOI/Unit  NOI/Unit    Factor    Price/Unit
          ---  ---------- --------  --------    ------    ----------
          1     $73,214   $6,267     3,756     0.599330      43,879
          2     $26,750   $2,916     3,756     1.288066      34,456
          3     $45,238   $3,510     3,756     1.070085      48,409
          4     $37,111   $3,562     3,756     1.054464      39,132
          5     $75,099   $6,263     3,756     0.599713      45,038
          6     $32,254   $3,083     3,756     1.218294      39,295
          7     $37,500   $3,811     3,756     0.985568      36,959
          8     $41,852   $4,240     3,756     0.885849      37,075

                                   Mean =                $   40,530
                                   Value @ mean          $6,484,800
======================================================================

                     The various sales reflected NOIs per square foot ranging from $3.16 to $6.26 and NOIs per unit ranging from $2,916 to $6,267. The subject NOI (without reserve expenses) has been approximated at $3.84 per square foot or $3,756 per unit from the first year of the Discounted Cash Flow analysis in the Income Approach section of this report.

                     To estimate an adjustment for each sale, the subject's NOI has been compared to the individual NOI of the comparable sales. The adjustments should account for all the various physical and economic differences in each improved property sale as income is a function of the current market. Market conditions should reflect perceived risk, or other factors, which may affect value. Time differences do not need further adjustment as any drop in value would theoretically be the function of a drop in income. There would need to be an adjustment for age in order to recognize differences in the length of the income streams. The chart on the facing page presents the adjustment process for NOI per square foot and NOI per unit.

                     After adjustment, the sales range in price from $35.19 to $49.48 per square foot and $34,456 to $48,409 per unit. The simple average adjusted prices (not weighted) per square foot and per unit of the comparable sales was calculated at $41.43 and $40,530, respectively. Applying an age adjustment based on square foot area and number of units indicates value at $37.66 per square foot and $37,058 per unit

                     156,688 SF at $37.66/SF, Rounded.................$5,900,000
                     160 units at $37,058/unit....................... $5,930,000

                     A second method of comparison is by use of the effective gross rental multiplier (EGRM). In this analysis, the subject's effective gross income is multiplied by a factor estimated from the sales to derive an indication of value. The sales utilized in this analysis reflect EGRMs ranging from 4.56 to 7.80 as shown on the following facing page. Expense ratios range from 33.26 to 50.27 percent. From the DCF analysis in the Income Approach, the subject is estimated to have a 47.32 percent operating expense ratio (excluding reserves) in the first year of the holding period. This is most similar to Sales 3, 4, and 6. These sales have EGRMs ranging from 5.47 to 6.74 with expense ratios from 47.45 to 47.70 percent.

                     Sales 4 and 6 were apartments built in 1986 and Sale 3 was built in 1987. Most emphasis was placed on Sales 4 and 6.

                     Based on the preceding analysis, an EGRM for the subject has been estimated at 5.60 resulting in a total value indication as follows:

                     $1,151,639 x 5.60, Rounded......................$6,450,000

================================================================

                SALES COMPARISON - EGRM ANALYSIS

----------------------------------------------------------------
              EFFECTIVE       EFFECTIVE GROSS       OPERATING
SALE NO.  GROSS REVENUE/SF   REVENUE MULTIPLIER   EXPENSE RATIO
----------------------------------------------------------------
  1             $ 8.86               7.80             33.26%
  2               6.35               4.56             50.27%
  3               7.65               6.74             47.70%
  4               8.92               5.47             47.45%
  5              10.27               7.31             39.00%
  6               7.35               5.48             47.63%
  7               8.13               5.63             42.80%
  8               7.00               6.01             39.14%
================================================================

                     The NOI per square foot and per unit methods presented a value indication between $5,900,000 and $5,930,000 and the effective gross income multiplier method indicated a value of $6,450,000. Weight has been given to all methods with emphasis on the method using net operating income because these methods reflect both income and expense information. The EGRM method was used as support. From the proceeding, a value for the subject is estimated at $6,200,000. From this, a deduction for capital expenditures of $138,000 is made as follows:

                                    Indicated Value              $6,200,000
                                    Less: Capital Expenditures     (138,000)
                                    "As Is" Value                $6,062,000

                                                  Rounded        $6,050,000

                     Therefore, it is our opinion that the leased fee market value of the subject property based on the indication provided by the Sales Comparison Approach, all cash, on an "as is" basis as of November 30, 1997, is

                         SIX MILLION FIFTY THOUSAND DOLLARS
                                   ($6,050,000)

                   [MAP OF COMPARABLE RENTALS APPEARS HERE]

------------------------------------------------------------------------------------------------------------------------------------
                                                     RENT COMPARABLE ANALYSIS
------------------------------------------------------------------------------------------------------------------------------------
COMP.                              YEAR    NO.    NRA      AVERAGE      1996          1997                    SQUARE  1997 MONTHLY
 NO.   NAME OF PROJECT            BUILT   UNITS   (SF)    UNIT SIZE  OCCUP. RATE  OCCUP. RATE  FLOOR PLANS     FEET      RATE
------------------------------------------------------------------------------------------------------------------------------------
 1     Lakeside Apartments        1984     416   344,192     827         96%           94%       1BR/1BA        625      $489
       8700 Southside Blvd.                                                                      1BR/1BA        714       539
                                                                                                1BR/1BA/SR      814       559
                                                                                                 2BR/2BA        951       639
                                                                                                 2BR/2BA      1,003       679
                                                                                                2BR/2BA/SR    1,052       659
                                                                                                2BR/2BA/SR    1,162       699
------------------------------------------------------------------------------------------------------------------------------------
 2     Cypress Lakes Apts.        1984     276   247,000     895         97%           96%       lBR/1BA        750      $575
       10200 Belle Rive Blvd.                                                                    2BR/2BA        950       665
                                                                                                 2BR/2BA      1,150       715
------------------------------------------------------------------------------------------------------------------------------------
 3     Sandpiper Apartments       1986     376   288,017     766      90-95%           90%       lBR/1BA        501      $480
       9536 Princeton Square                                                                     lBR/1BA        602       540
       Blvd.                                                                                     lBR/1BA        722       585
                                                                                                 2BR/1BA        818       630
                                                                                                 2BR/2BA        959       670
                                                                                                 2BR/2BA      1,088       795
------------------------------------------------------------------------------------------------------------------------------------
 4     Green Tree Place           1987     352   298,720     848       N/A             94%       1BR/1BA        550    $505-520
       9480 Princeton Square                                                                     1BR/1BA        650     526-541
       Blvd.                                                                                     1BR/1BA        802     566-581
                                                                                                 2BR/1BA        900     594-606
                                                                                                 2BR/2BA      1,020     636-646
                                                                                                 2BR/2BA      1,100     671-686
------------------------------------------------------------------------------------------------------------------------------------
       Oaktree Village Apts.      1984           156,688     979      95.6%          93.7%       1BR/1BA        796    $530-540
       9803 Creekfront Road                                                                      2BR/2BA      1,086     625-635
       SUBJECT                                                                                   2BR/2BA      1,117     675-685
====================================================================================================================================


-----------------------------------------------------------------------------------
                            RENT COMPARABLE ANALYSIS
----------------------------------------------------------------------------
        1997
      RENT/SF     AMENITIES/COMMENTS
----------------------------------------------------------------------------
      $0.782      Washer/dryer in units, miniblinds, fireplaces,
       0.755      outdoor utility closet, swimming pools, tennis
       0.687      courts, jacuzzi, sauna, exercise/weight room,
       0.672      club room, volleyball court, lake
       0.677
       0.626
       0.602
----------------------------------------------------------------------------
      $0.767      Washer/dryer connections, miniblinds,
       0.700      fireplaces, ceiling fans, outdoor utility closet,
       0.622      wet bars, pools, tennis courts, exercise/weight
                  room, jogging trail, racquetball court, club
                  room, laundry facility, lake
----------------------------------------------------------------------------
      $0.958      Washer/dryer connections, wood burning
       0.897      fireplaces, vertical blinds, screened-in patios,
       0.810      tennis court, 2 pools & hot tub, car wash area &
       0.770      vacuum, playground, controlled access gate, 1
       0.669      month free rent on 12 month lease.
       0.731
----------------------------------------------------------------------------
$0.918-0.945      Fitness center, tennis courts, swimming pools &
 0.809-0.832      jacuzzi, volleyball court, playground, car wash,
 0.706-0.723      controlled access gates, intrusion alarms,
 0.660-0.673      washer/dryer, vaulted ceilings, fireplaces,
 0.624-0.633      ceiling fans, bay windows.
 0.610-0.624
----------------------------------------------------------------------------
$0.666-0.678      Washer/dryer connections, miniblinds, outdoor
 0.576-0.585      utility closets, pool, tennis court, hot tub,
 0.604-0.613      clubroom, lakes
============================================================================

                                INCOME APPROACH
--------------------------------------------------------------------------------

                     In estimating the market value of the subject property, one method used by the appraisers was the Income Approach. The Income Approach to value is predicated on the assumption that there is a definite relationship between the amount of net income a property will earn and its value. Ultimately, the Income Approach seeks to estimate the present worth of an anticipated net income stream based on an analysis of its quality, quantity, and duration. In accordance with the principle of substitution, a prudent investor would pay no more to receive an income stream from a specified property than any other property producing an equally desirable income stream.

                     Typically, the first step in the Income Approach is to estimate the potential gross income according to market rent. Market rent means the "going rent" in the neighborhood based on past history and present conditions. Vacancies are then deducted to arrive at effective gross income. Estimated annual expenses are deducted from the effective gross income, resulting in an indication of net operating income before debt service. From the estimated net annual income, annual debt service (if applicable) is subtracted to obtain annual cash flow to equity. This cash flow can be capitalized into an indication of equity value by direct capitalization utilizing an overall equity rate, or if debt does not exist, an overall capitalization rate. It may also be projected into the future over a selected but appropriate holding period, and discounted along with the anticipated equity reversion at the market discount rate and added in order to arrive at the net present equity value for the subject property. Since our valuation is on a cash basis, no mortgage was considered. In either method, the present mortgage balance (if applicable) would be added to the equity value to obtain the total value of the property. The appraisers have utilized both methods in valuing the subject property on an all cash basis.

ESTIMATED GROSS
RENTAL INCOME        Income for the subject property is produced by rental
                     income from the various rental units, as well as any laundry income, pet deposits, forfeited security deposits, and miscellaneous income. Information provided by the on-site leasing agents indicated the subject's current rent schedule to be as follows:

                                  BASED ON "RESIDENT PAYS UTILITIES"
                     -----------------------------------------------------------
                      UNIT   TYPE   UNITS  SIZE (SF) RENT/MO. RENT/SF  MO. TOTAL
                     -----------------------------------------------------------
                       A    lBR/1BA   64    796       $535    $0.672    $34,240
                       B    2BR/2BA   48  1,086        630     0.580     30,240
                       C    2BR/2BA   48  1,117        680     0.609     32,640
                                     ---                                -------
                                     160                                $97,120


                     These rents have been compared to closely located and similarly designed apartment complexes in the subject's neighborhood area. For the purpose of this analysis, we have considered four apartment complexes that were identified by management and found by the appraiser to be most comparable. They range in total unit size from 276 to 416 units and in occupancy from 90 to 96 percent. These comparable rentals are summarized on a previous page.

                     All of the comparables surveyed were located within the subject's immediate vicinity. Each is comparable to the subject overall, particularly in terms of overall physical condition, unit size, rental rates, and the amenities offered. These comparables indicate an average effective rental rate range from $0.602 to $0.81 per square foot per month.

                     On the table on the facing page, each of the subject's three floor plans is compared to similar floor plans obtained from the rent comparables. All of the comparable rentals have at least average project amenities for an apartment in this market which include a pool, tennis court, clubhouse, hot tub/jacuzzi, and landscaped grounds. Apartments which have project amenities, which are rated "good" on this chart additionally have a car wash stand, indoor racquetball courts, basketball court, and/or volleyball area. Unit amenities for standard or average apartment units include typical built-in kitchen appliances, miniblinds, a fireplace, a patio or deck, and average finish. Good unit amenities on a given apartment unit also include a microwave oven, washer and dryer, vaulted ceilings and ceiling fans, and/or burglar alarms.

                     According to the Rent Analysis summary, the subject's Plan A is most comparable to the units offered at Lakeside. This plan is also similar to the one-bedroom unit at Cypress Lakes. These comparables range in monthly rental asking prices from $539 to $575 or from $0.755 to $0.767 per square foot. The subject's Plan A has average asking rents of $535 per unit or $0.672 per square foot. The subject's rent is on the low end of the range of those for Plan A of the comparable properties. This is due to the superior amenities of the comparable properties. Additionally, the subject units' rent for $530 and $540 per month for downstairs and upstairs units respectively

                     Plan B containing 1,086 square feet from the subject is also most similar in size and amenities to similar two-bedroom units displayed from Lakeside. This comparable unit has a monthly rental rate of $679 or $0.677 per square foot. Plan B has average asking rents of $630 per month or $0.58 per square foot. Thus, the current asking rent is below the per square foot range provided by the rent comparables. This again is due to the superior amenities of the comparables and again the subject rent differs from up or down units.

                     The subject's largest plan, Plan C, with 1,117 square feet has an average asking rent of $680 per month or $0.609 per square foot. This plan is most similar in size and amenities to the two-bedroom plans from Lakeside and Cypress Lakes. These comparable units range in monthly rental amounts from $699 to $715, which equates to $0.602 to $0.622 per square foot. Each has a higher rent per square foot than the subject because of superior amenities.

===============================================================================================

                                  SUBJECT-RENT ANALYSIS
                                     OAKTREE VILLAGE
-----------------------------------------------------------------------------------------------
                                     UNIT           AVG.         AVG. MONTHLY   PROJECT/UNIT
                    UNIT TYPE      SIZE (SF)      RENT/MONTH       RENT/SF        AMENITIES
-----------------------------------------------------------------------------------------------
SUBJECT             1BR/1BA          796             $535          $0.672       Average/Average
Lakeside            1BR/1BA          714              539           0.755         Good/Average
Cypress Lakes       1BR/1BA          750              575           0.767       Average/Average
Sandpiper           1BR/1BA          722              585            0.81         Good/Good
Green Tree Place    1BR/1BA          802          566-581     0.706-0.723         Good/Good
-----------------------------------------------------------------------------------------------
SUBJECT             2BA/2BA        1,086              630           0.580       Average/Average
Lakeside            2BR/2BA        1,003              679           0.677         Good/Average
Cypress Lakes       2BR/2BA        1,052              659           0.626       Average/Good
Sandpiper           2BR/2BA        1,088              795           0.731         Good/Good
Green Tree Place    2BR/2BA        1,020          636-646     0.624-0.633         Good/Good
------------------------------------------------------------------------------------------------
SUBJECT             2BR/2BA        1,117              680           0.609       Average/Average
Lakeside            2BR/2BA        1,162              699           0.602         Good/Average
Cypress Lakes       2BR/2BA        1,150              715           0.622       Average/Good
Green Tree Place    2BR/2BA        1,100          671-686     0.610-0.624         Good/Good
=================================================================================================

                     There are currently ten vacant units in the subject complex. This equates to a current physical occupancy rate of 93.7 percent. Physical occupancy one year ago was 95.6 percent. These numbers indicate a downward movement in physical occupancy for the subject property.

                     Economic occupancy is estimated near 90 to 91 percent, however, because actual fiscal year-end information was not available and there were 2 months of budgeted projections, a true economic occupancy cannot be ascertained. The most recent leases for Plans A, B, and C indicate that the subject is obtaining the quoted rental rates. Therefore, we estimate that the current quoted rental rates for the subject are indicative of market rates.

                     After considering the subject's physical occupancy and actual rates the projected market rental rates for the subject are summarized below.

                                  BASED ON "RESIDENT PAYS UTILITIES
                     UNIT   TYPE    UNITS SIZE   TOTAL   RENT/   MO.    RENT/
                                          (SF)   (S/F)   MONTH  TOTAL   SF/MO.
                     -----------------------------------------------------------
                       A   1BR/1BA    64    796  50,944    $535  $34,240  $0.672
                       B   2BR/2BA    48  1,086  52,128     630   30,240   0.580
                       C   2BR/2BA    48  1,117  53,616     680   32,640   0.609
                                     ---  ----- -------    ----  -------  ------
                                     160    979 156,688    $607  $97,120  $ 0.62

                     Gross Annual Rental Income: $97,120 x 12 months =
                     $1,165,440


                     Our cash flow analysis, as well as our direct capitalization method, indicates a gross rental income of $1,188,749. This figure is the result of a 2 percent increase in rental rates during the first year of our projection period.

OTHER INCOME         In addition to rental income from apartments, other income is generated by laundry and vending machines, forfeited security deposits, pet deposits, late charges, and application fees. Other Income in 1990 was reported at $50,132 or $0.32 per square foot. This figure fell by over 30 percent during 1991 to $0.22 per square foot or a total of $33,735. For 1992, other income totaled $38,020 or $0.24 per square foot. Figures for 1993 show a total of $29,681 or $0.19 per square foot. For 1994 and 1995, other income was $28,598 and $23,882 or $0.18 and $0.15 per square foot, respectively. Figures for annualized 1996 amount to $18,714
                     ($0.12 per square foot) and actual and budgeted other income for 1997 ranges between $19,061 to $21,833. Based on our experience with similar type properties and the actual performance of the subject property it is our opinion that other income in the amount of $0.15 per square foot is typical for a project such as the subject. This equates to a total "Other Income" of $23,503 in the first fiscal year of our projected cash flow as well as in the direct capitalization method.

                     From this we have arrived at our estimate of scheduled gross income as if 100 percent occupied for the beginning of the first fiscal year of our projection period:

====================================================================================================================================

                                                      SUBJECT - EXPENSE ANALYSIS
                                                      OAKTREE VILLAGE APARTMENTS
------------------------------------------------------------------------------------------------------------------------------------
Comparable No.                     1         2         3                                SUBJECT PROPERTY
Year Built                      1986      1984      1985                                        1984
Net Rentable Square Feet     100,750   142,792   117,980                                     156,688
Number of Units                  110       120       124                                         160
Average Unit Size                916     1,190       951                                         979
------------------------------------------------------------------------------------------------------------------------------------

                            1996        1996      1996        1993       1994      1995      1996-YTD      1997-YTD  BTM PROJECTIONS
                           ACTUAL      ACTUAL    ACTUAL      ACTUAL     ACTUAL    ACTUAL    ANNUALIZED    ANNUALIZED   FIRST YEAR
                            PSF         PSF       PSF         PSF        PSF       PSF        PSF            PSF     ENDING 11/30/98
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                     /SF     /UNIT
====================================================================================================================================

EXPENSES
 Real Estate Taxes          $   0.80  $   0.72  $   0.71     $ 0.63    $ 0.65    $ 0.64    $   0.65     $ 0.69     $0.71   $  692
 Insurance                      0.18      0.16      0.16       0.08      0.12      0.13        0.13       0.13      0.16      159
 Operating Expenses             0.68      0.55      0.65       0.70      0.72      0.64        0.70       0.69      0.75      731
 Utilities                      0.94      0.68      0.86       0.57      0.58      0.61        0.63       0.70      0.65      631
 Repairs & Maintenance          0.58      0.52      0.43       0.49      0.36      0.47        0.59       0.53      0.54      530
 Contract Services              0.21      0.21      0.30       0.17      0.16      0.18        0.17       0.18      0.18      180
 Management                     0.37      0.34      0.39       0.29      0.30      0.31        0.32       0.32      0.37      360
 General Administrative         0.18      0.15      0.18       0.09      0.12      0.14        0.17       0.15      0.16      159
                            --------  --------  --------     ------    ------    ------    --------     ------     -----   ------

Total Expenses              $   3.94  $   3.33  $   3.74     $ 3.03    $ 3.01    $ 3.12    $   3.36     $ 3.39    *$3.52  *$3,442
====================================================================================================================================

* There may be differences due to rounding

                               Gross Rental Income           $1,188,749
                               Other Income                      23,503
                                                             ----------
                               Total Potential Gross Income  $1,212,252


VACANCY AND COLLECTION
LOSS ESTIMATE            In a stable market, vacancy and collection loss for an
                         apartment complex will be in the 3 to 10 percent range.
                         This covers the time lag during re-leasing and normal refurbishing of apartment units and the loss of income resulting from bad debt or other vacancies. The subject's current 93.7 percent physical occupancy is above the approximate 91.0 percent Third Quarter physical occupancy rate enjoyed by the Southside
                         Boulevard submarket. The subject's occupancy is nearly comparable to the Third Quarter 92.8 percent citywide rate in the Jacksonville area. The subject property has a current economic occupancy rate of 90 to 91 percent, which is considered near stabilized occupancy for the subject. A 95.0 percent stabilized economic occupancy has been utilized for the subject during the holding period and no deduction is taken for rent loss as the stabilized occupancy is believed achievable in year 1.

EXPENSE ANALYSIS         The various expenses necessary in the operation of the
                         subject have been estimated including fixed expenses, operating expenses, and reserves for replacement.
                         Proper appraisal technique demands that an appraiser rely on typical expenses as opposed to actual expenses, which may vary according to management or special circumstances that may not persist. In addition, the total expenses per square foot should be within a range typical for similar projects. Reserves for replacement are estimated based on age, condition, and construction quality. It is re-emphasized that all income, as well as expense estimates, are based on the assumption of competent and prudent management.

                         We have based our estimate of projected expenses on comparable apartment projects located in the subject area, as well as the actual historical performance of the subject property. The following Expense Analysis Chart on the facing page summarizes the actual and/or annualized 1996 expenses reported by three (3) "individually metered" projects, as well as the subject property's actual 1993, 1994, 1995, and 1996 expense figures. The 1997 actual and budget figures were not available to the appraisers at the time of the report, however, the 1997 expenses were annualized and are shown in the chart on the facing page. Bach Realty Advisors' estimated expenses for the subject property in Fiscal Year 1998 are also displayed.

                         Based upon the analysis of the comparables, we have developed the following expense estimates for the subject.

                         REAL ESTATE TAXES - The Oaktree Village Apartments are subject to the taxing authorities of Duval County. The county distributes the tax receipts from property owners to different authorities as specified in the Site section of this report. The subject's 1997 assessed value is $5,078,473,405 the total tax liability is $108,795 or $0.69 per square foot. After examining the tax liabilities of the comparables used in our expense analysis (which exhibited a range from $0.73 to $1.09 per square foot), we have reflected the actual 1997 real estate taxes plus an approximate 2 percent inflation factor in our estimate of the 1998 taxes. Thus, real estate taxes have been estimated at $0.71 per square foot or $692 per unit and totaling $110,760. This amount is increased at a rate of 4 percent per year throughout our projection period.

                         INSURANCE - For the first fiscal year, we have estimated insurance at a market cost of $0.162 per square foot or $25,418. All of the expense comparables utilized exhibit a range of insurance costs from $0.16 to $0.18 per square foot for 1995. The subject's actual insurance costs have been fluctuating from $0.08 to $0.13 per square foot since 1993. The annualized 1996 insurance costs are projected at $0.13 per square foot. The appraisers believe that the insurance expense for the subject is appropriate and is generally supported by the expense comparables. The expense per unit is $159. Insurance expense is increased 4 percent annually for the duration of the holding period.

                         OPERATING EXPENSES - This category includes salaries for office managers and leasing agents, maid services, payroll taxes and FICA, security, advertising, and promotional items. The subject's actual figures for 1993, 1994, 1995, and 1996, were $0.70, $0.72, $0.64, and $0.70 per square foot, respectively. The annualized 1997 operating expense is $0.69 per square foot. The expense comparables indicate a range of operating expenses from $0.55 to $0.68 per square foot. Based on the subject's historical expenses and a comparison of operating expenses of comparable properties, the appraisers have estimated a 1997 year operating expense of $116,948 which is equivalent to $0.75 per square foot or $731 per unit. This expense is expected to increase 4 percent annually throughout our projection period.

                         UTILITIES - The expense comparables' 1996 utility expenses have a range from $0.68 to $0.94 per square foot. The subject's annualized 1996 year-to-date expense is $0.63 per square foot. The 1997 expense is $0.70 per square foot. This expense category includes electricity to the common areas, water, sewer, and garbage collection. The subject's 1998 expense for utilities has been estimated by the appraiser to be $0.645 per square foot or $631 per unit, near the lower end of the comparables range as supported by the costs for the property. This equates to a total utility expense estimate of $101,031 for the subject property in the first year. Utility expenses are increased 4 percent annually throughout the projection period.

                         REPAIRS AND MAINTENANCE - The 1996 annualized actual year-to-date repairs and maintenance costs are $0.59 per square foot for the subject, which shows a increase in expenses of $0.12 per square foot from the previous year. Repairs and maintenance expenses are necessary in order to keep the property in good repair and consist of repairs required on plumbing, air-conditioners, electrical components, miniblinds, carpeting, janitorial services, and decorative costs. The expense comparables indicate a range from $0.43 to $0.58 per square foot and the subject's 1997 annualized expense is $0.53 per square foot. Repairs and maintenance costs of $0.541 per square foot or $530 per unit and totaling $84,737 have been projected for the subject for the first year of our cash flow analysis and increased 4 percent annually.

                         CONTRACT SERVICES - The contract services category includes mainly landscaping services. Our surveyed expense comparables reported 1996 contract services expenses between $0.21 and $0.30 per square foot. Actual expenses for the subject in for the 1996 contract services expense are estimated at $0.17 per square foot, while 1997 indicated $0.18 per square foot The appraiser has emphasized the historical and budgeted expenses for the subject when estimating the per square foot contract services expense for the property of $0.184 per square foot or $180 per unit and totaling $28,808 in the first year of the cash flow. These expenses are expected to increase annually at a rate of 4 percent.

                         MANAGEMENT - This figure for apartment projects is typically expressed as a percentage of the effective gross income of the property. The industry standard for an apartment complex of this size and quality is about 5 percent of effective gross income. This includes the fee to outside management or ownership for managing the property. According to the actual income and expense statements from 1992 forward provided by the client, management fees at the subject have been approximately 5 percent. We have also relied upon indicators from the market to determine typical expenses for this category. A management fee of 5 percent of the projected effective gross income for each year of the cash flow is estimated.

                         GENERAL AND ADMINISTRATIVE - This expense category includes legal expenses, dues, fees, printing, auto costs, postage, accounting/audit, permits, travel, credit, reports, office equipment, telephone, and all other miscellaneous and administrative costs. Our surveyed expense comparables indicated actual administrative expenses ranging from $0.15 to $0.18 per square foot. The subject's annualized year-to-date 1996 costs are in this range at $0.17 per square foot. The 1997 expense was $0.15 per square foot. The appraiser utilized an $0.162 per square foot figure or $159 per unit and totaling $25,423, supported by the comparables' range. This expense increases at a rate of 4 percent for each year in the cash flow.

EXPENSE SUMMARY          In conclusion, vacancy loss has been estimated at 5
                         percent throughout the holding period. The total estimated 1997 calendar year expenses for the Oaktree
                         Village Apartments, excluding reserves for replacement, equates to $3.52 per net rentable square foot or $3,442 per unit. This is within the range indicated by the expense comparables and is reasonable and well supported by actual historical figures indicated by the subject property.

RESERVES FOR
REPLACEMENT              A replacement allowance provides for the periodic
                         replacement of building components that wear out more rapidly than the building itself and must be replaced periodically during the building's economic life. These may include roof covering, carpeting, appliances, compressors, parking areas, drives, etc. The subject was constructed in 1984 and appears to have had ongoing maintenance since its construction. It is our opinion that a reserve allowance of $0.31 per square foot or $300 per unit is adequate to provide for the continued maintenance of the project given the on-going termite problem and weather related conditions as mentioned below. Reserves for replacement total $48,000 and are grown at 4 percent for the duration of the holding period. Reserves were included in our expenses prior to concluding the net operating income.

DEFERRED MAINTENANCE/
CAPITAL EXPENDITURES     The subject has numerous items requiring capital
                         expenditures. Capital expenditures listed by management in the 1997 budget total $138,000 as detailed in the Improvements section of this report.

DISCOUNTED CASH FLOW
ANALYSIS DISCUSSION      A reasonable method for estimating value via the Income
                         Approach in a stabilized market is through the use of Discounted Cash Flow Analysis. The Market Value of a real estate investment under the Discounted Cash Flow
                         Method is defined as the discounted sum of all net cash inflows plus the property's discounted reversionary value. Primarily, any given property is only worth the value of the income derived from it.

                         The general methodology of Discounted Cash Flow involves the following steps: 1) increasing each year's cash flows by an appropriate appreciation factor; 2) discounting each year's net cash flow by an appropriate discount rate; 3) deriving the property's reversionary value in the final year and discounting it to the present; and 4) the summation of all cash flows, including final year reversion, into an estimate of value.

                         Real Estate Investment Trusts (REITS) have been the major players among new apartment acquisitions over the past, few years which has resulted in upward pressure on selling prices as capitalization rates have dropped. More recently, REITs are strong in the market. Capitalization rates are lower this year than last year due to many buyers pursuing limited inventory.

                         Survey participants in RERC's Emerging Trends in Real
                         Estate: 1997 indicate that multifamily is still a viable investment vehicle, but its desirability is ebbing as short-term rental growth has already peaked in some markets. Expectations for 1998 are an increased interest in apartments as markets stabilize and new construction comes on-line. Since 1994 returns for apartments have averaged near 12 percent, above all other categories. Solid returns in the 9 to 10 percent area are expected to continue with 9 percent and below for new Class A product, much of which may be pre-sold. Apartment investment fits the portfolio profiles of pension funds and REITs who want immediate high cash flows with predictable capital costs and national vacancy rates in relative equilibrium at 5 percent to 8 percent and a growing population, the risk in the multifamily market is steady and we anticipate that investors will continue to find their niche the market.

DISCOUNT RATE            Over the past several years, the internal rate of
                         return (IRR) has gained greater usefulness and market acceptance as an investment measure. IRR is the yield on an investment based on an initial cash investment, annual cash flows to the property, as well as resale proceeds. IRR allows for return on investment as well as recapture of the original investment when factoring in the reversion. To simulate this process, we have relied upon several investor surveys, which detail reasonable yields or IRR requirements of purchasers. We have used this rate as a discount rate that, when applied to projected cash flows and net resale proceeds (reversion), results in the present value of the property.

                         According to the Third Quarter 1997 investor survey compiled by Peter F. Korpacz & Associates, Inc., investors for apartment properties indicated a return requirement ranging from 10.00 to 12.50 percent with an average of 11.16 percent. This IRR depends on the conservative or aggressive nature of rental and expense growth assumptions, as well as location and other factors. Real Estate is considered riskier than bonds due to illiquidity, competition, burden of management, and market conditions; therefore approximately 150 basis points or more could be added to the Corporate "Baa" bond rate in a normal market. Based on the previous data and recognizing new construction, we believe a 12 percent discount rate is reasonable in the current market based on an all cash sale and alternative investments.

CAPITALIZATION RATE      The subject property's reversionary value is derived by
                         capitalizing the eleventh year's net operating income.
                         As mortgage rates have fluctuated over the past several years, it becomes difficult to apply a band of investment method to establish a capitalization rate because capitalization rates do not react dramatically to ups and downs of mortgage interest rates.
                         Additionally, the mercurial nature of the recent market creates a large variance of returns depending on property potential. Again, according to the previously cited investor survey, investors for apartment properties indicated a terminal capitalization rate range from 8.0 to 10.25 percent or an average of 9.29 percent to attract investment. Going-in capitalization rates of the comparable sales in the Sales Comparison
                         Approach could be calculated based on the data provided. Most had a relatively similar occupancy rate as the subject at their respective times of sale. The range of going-in capitalization rates from these sales was from 7.76 to 10.9 percent (without reserves). A going-in capitalization rate in the middle of this range is considered appropriate. The going-in rate is typically lower than the terminal capitalization rate stated above due to the older age of the property and the risk of the market ten years hence. Based upon the aforementioned factors, the terminal capitalization rate for the subject should be above the average going-in capitalization rate exhibited by the comparable sales in the Sales Comparison Approach. Therefore, a terminal capitalization rate of 10.0 percent appears appropriate for the subject property based on the Korpacz survey.

CASH FLOW ASSUMPTIONS    .    Rents were based on an average rental rate of
                              approximately $0.62 per square foot per month.
                              During the projection period rents are expected to increase at 2 percent during 1997. Rents increase
                              4 percent in the second year of our analysis and each year thereafter.

---------------------------------------------------------------------------------------------------------------------------
                                                          OAKTREE VILLAGE
---------------------------------------------------------------------------------------------------------------------------
Period                                        1            2          3            4          5          6          7
                                             1998        1999       2000         2001       2002        2003       2004
---------------------------------------------------------------------------------------------------------------------------
INCOME:
Apt Rents                                 1,188,749   1,236,299  1,285,751    1,337,181  1,390,668   1,446,295  1,504,146
Rent/SF/Mo.                                   0.632       0.658      0.684        0.711      0.740       0.769      0.800
Other Income/Yr.                             23,503      24,443     25,421       26,438     27,495      28,595     29,739
                                          ---------   ---------  ---------    ---------  ---------   ---------  ---------
Gross Income                              1,212,252   1,260,742  1,311,172    1,363,618  1,418,163   1,474,890  1,533,885

% Vacancy                                      5.00%       5.00%      5.00%        5.00%      5.00%       5.00%      5.00%
Vacancy Allowance                            60,613      63,037     65,559       68,181     70,908      73,744     76,694
                                          ---------   ---------  ---------    ---------  ---------   ---------  ---------
Eff. Gross Income                         1,151,639   1,197,705  1,245,613    1,295,437  1,347,255   1,401,145  1,457,191

                      -------------------
EXPENSES:              Per/Unit  Per/SF
                      -------------------
Real Estate Taxes          692   0.707      110,760     115,190    119,798      124,590    129,574     134,756    140,147
Insurance                  159   0.162       25,418      26,434     27,492       28,591     29,735      30,924     32,161
Operating Expenses         731   0.746      116,948     121,626    126,491      131,551    136,813     142,285    147,977
Utilities                  631   0.645      101,031     105,072    109,275      113,646    118,192     122,919    127,836
Repair & Maintenance       530   0.541       84,737      88,127     91,652       95,318     99,130     103,096    107,219
Contract Services          180   0.184       28,808      29,960     31,159       32,405     33,701      35,049     36,451
Management Fee            5.00%  0.367       57,582      59,885     62,281       64,772     67,363      70,057     72,860
General & Administrative   159   0.162       25,423      26,440     27,497       28,597     29,741      30,931     32,168
Reserves                   300   0.306       48,000      49,920     51,917       53,993     56,153      58,399     60,735
                           ---   -----    ---------   ---------  ---------    ---------  ---------   ---------  ---------
Total Expenses          $3,742  $ 3.82      598,706     622,655    647,561      673,463    700,402     728,418    757,554
                        -----------------
Per SF Per Yr.                                 3.82        3.97       4.13         4.30       4.47        4.65       4.83
Per Unit Per Yr.                              3,742       3,892      4,047        4,209      4,378       4,553      4,735
                                          ---------   ---------  ---------    ---------  ---------   ---------  ---------
NET OPERATING INCOME                       $552,933    $575,050   $598,052     $621,974   $646,853   $ 672,727   $699,637
                                          =========   =========  =========    =========  =========   =========  =========
Per SF                                     $   3.53    $   3.67   $   3.82     $   3.97   $   4.13   $    4.29   $   4.47
Per Unit                                   $  3,456    $  3,594   $  3,738     $  3,887   $  4,043   $   4,205   $  4,373
-------------------------------------------------------------------------------------------------------------------------

Capital Items:                              138,000
                                          ---------   ---------  ---------    ---------  ---------   ---------  ---------
Cash Flow                                   414,933     575,050    598,052      621,974    646,853     672,727    699,637
                                          ---------   ---------  ---------    ---------  ---------   ---------  ---------
Present Value Factor             12.00%    0.892857    0.797194   0.711780     0.635518   0.567427    0.506631   0.452349

Present Value of Cash Flow                  370,476     458,427    425,682      395,276    367,042     340,825    316,480

NOI in 11th Year                            818,476              Present Value of Income Stream                 3,494,356
Ro at Reversion                               10.00%             Present Value of Reversion                     2,529,862
                                          ---------              --------------------------------------------------------
Indicated Reversion                       8,184,758              Indicated Value of Subject                     6,024,218
Less: Sales Costs                 4.00%     327,390              Indicated Value/SF                                 38.45
                                          ---------
Reversion in 10th Yr                      7,857,368              Indicated Value/Unit                              37,651
                                                                 GIM at Indicated Value                              5.07
                                                                 Ro at Indicated Value                               9.18%
                                                                 --------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
Period                                                8             9          10      Reversion
                                                    2005           2006       2007        2008
------------------------------------------------------------------------------------------------------
INCOME:
Apt Rents                                          1,564,312   1,626,885   1,691,960   1,759,639
Rent/SF/Mo.                                            0.832       0.865       0.900       0.936
Other Income/Yr.                                      30,928      32,165      33,452      34,790
                                                   ---------   ---------   ---------   ---------
Gross Income                                       1,595,241   1,659,050   1,725,412   1,794,429

% Vacancy                                               5.00%       5.00%       5.00%       5.00%
Vacancy Allowance                                     79,762      82,953      86,271      89,721
                                                   ---------   ---------   ---------   ---------
Eff Gross Income                                   1,515,479   1,576,098   1,639,142   1,704,707
                      ------------------
EXPENSES:              ???       ????
                      ------------------
Real Estate Taxes          692   0.707               145,753     151,583     157,646     163,952
Insurance                  159   0.162                33,448      34,786      36,177      37,624
Dperating Expenses         731   0.746               153,896     160,051     166,453     173,112
Utilities                  631   0.645               132,950     138,268     143,798     149,550
Repair & Maintenance       530   0.541               111,508     115,969     120,607     125,432
Contract Services          180   0.184                37,909      39,426      41,003      42,643
Management Fee            5.00%  0.367                75,774      78,805      81,957      85,235
General & Administrative   159   0.162                33,455      34,793      36,185      37,632
Reserves                   300   0.162                63,165      65,691      68,319      71,052
                        ------  ------             ---------   ---------   ---------   ---------
Total Expenses          $3,742  $ 3.82               787,857     819,371     852,146     886,232
                        --------------
Per SF Per Yr.                                          5.03        5.23        5.44        5.66
Per Unit Per Yr.                                       4,924       5,121       5,326       5,539
                                                   ---------   ---------   ---------   ---------
NET OPERATING INCOME                               $ 727,622   $ 756,727   $ 786,996   $ 818,476
                                                   =========   =========   =========   =========
Per SF                                             $    4.64   $    4.83   $    5.02   $    5.22
Per Unit                                           $   4,548   $   4,730   $   4,919   $   5,115
------------------------------------------------------------------------------------------------------

Capital Items:
                                                   ---------   ---------   ---------   ---------
Cash Flow                                            727,622     756,727     786,996     818,476
                                                   ---------   ---------   ---------   ---------
Present Value Factor             12.00%             0.403883    0.360610    0.321973    1.000000

Present Value of Cash Flow                           293,874     272,883     253,392     818,476

NOI in 11th Year
Ro at Reversion

Indicated Reversion
Less: Sales Costs                 4.00%

Reversion in 10th Yr

================================================================================
                               CASH FLOW SUMMARY

     CALENDAR YEAR          ANNUAL              12.00%             PV OF

      ENDING 12/31       CASH FLOW          NPV FACTOR         CASH FLOW
     -------------       ---------          ----------         ---------
              1998        $414,933           0.892857          $  370,476
              1999         575,050           0.797194             458,427
              2000         598,052           0.711780             425,682
              2001         621,974           0.635518             395,276
              2002         646,853           0.567427             367,042
              2003         672,727           0.506631             340,825
              2004         699,637           0.452349             316,480
              2005         727,622           0.403883             293,874
              2006         756,727           0.360610             272,883
              2007         786,996           0.321973             253,392
                                                                  -------

     TOTAL NPV OF CASH FLOWS                                   $3,494,356



     Projected NOI - 11th Year                                 $  818,476
     Terminal Capitalization Rate                                   10.00%
                                                                    -----
     Estimated Value of Property at End of 10th Year           $8,184,758
     Less Sales Cost                                 4.00%       (327.390)
                                                                ---------
     Value of Reversion at End of 10th Year                    $7,857,368
     Discount Factor - 10th Year                    12.00%       0.321973
                                                                ---------
     Present Value of Reversion                                $2,529,862
     Sum of Present Values of Cash Flow                         3,494,356
                                                                ---------
     MARKET VALUE AS OF NOVEMBER 30, 1997                      $6,024,218

                               (ROUNDED)                       $6,020,000
                                                                =========
================================================================================

                         . The subject property's current physical occupancy rate is 93.7 percent. The economic occupancy rate of 90 to 91 percent as of November 1997 is near the estimated stabilized occupancy rate of 95.0 percent. It is our opinion that the subject should be capable of averaging 95.0 percent economic occupancy throughout the holding period of our cash flow analysis.

                         . Other income is increased at 4 percent per year after the first year of the cash flow.

                         . The property has been appraised based on a "resident pays utilities" status.

                         . Expenses (with the exception of management) have been increased at an average growth rate of 4 percent annually over the ten-year projection period. Management expenses are based on a percentage of gross income and increase with occupancy and rental increases. Reserves are calculated at $0.306 per square foot or $300 per unit in the first year and also increase at 4 percent per year thereafter.

                         .    A discount rate of 12.0 percent was utilized.

                         . A terminal capitalization rate of 10.0 percent was felt reasonable.

                         . A sales cost of 4 percent of the reversionary value was estimated.

                         A cash flow analysis and summary for the subject beginning December 1, 1997 may be found on the preceding pages. The estimated leased fee market value for the subject on an "as is" basis as of November 30, 1997 via discounted cash flow method is


                             SIX MILLION TWENTY THOUSAND DOLLARS
                                         ($6,020,000)

     ======================================================================================================
                                                 DIRECT CAPITALIZATION

     ======================================================================================================
                                                                       TOTAL            /UNIT        /SF
     ------------------------------------------------------------------------------------------------------
      Potential Gross Rental Income                                  $1,188,749       $ 7,430       $ 7.59
      Other Income                                                       23,503           147         0.15
                                                                         ------           ---         ----


      Potential Gross Income                                         $1,212,252       $ 7,577       $ 7.74
      Less: Vacancy & Credit Loss @                 5.00%                60,613           379         0.39
                                                                         ------           ---         ----

      Effective Gross Income                                         $1,151,639       $ 7,198       $ 7.35

      FIXED EXPENSES
      --------------

      Real Estate Taxes                                              $  110,760       $   692       $ 0.71
      Insurance                                                          25,418           159         0.16
                                                                         ------           ---         ----
      Total Fixed                                                    $  136,178       $   851       $ 0.87

      VARIABLE EXPENSES
      -----------------

      Operating Expenses                                             $  116,948       $   731       $ 0.75
      Utilities                                                         101,031           631         0.64
      Repairs & Maintenance                                              84,737           530         0.54
      Contract Services                                                  28,808           180         0.18
      Management Fee                                5.00%                57,582           360         0.37
      General & Administrative                                           25,423           159         0.16
      Reserves for Replacement                                           48,000           300         0.31
                                                                         ------           ---         ----
      Total Variable                                                 $  462,529       $ 2,891       $ 2.95
      Total Expenses                                                 $  598,706       $ 3,742       $ 3.82
                                                                     ----------       -------       ------

      Net Operating Income                                           $  552,933       $ 3,456       $ 3.53

      Capitalization Rate                                                  9.00%
                                                                           ----

      Fee Simple Stabilized Market value                             $6,143,699       $38,398       $39.21

      Less:                              Rent Loss Due to Lease Up            0             0            0
                                         Capital Expenditures           138,000           863         0.88
                                                                        -------           ---         ----

      LEASED FEE "AS IS" MARKET VALUE                                $6,005,699       $37,536       $38.33
      ROUNDED                                                        $6,010,000
                                                                     ==========
     ======================================================================================================
                                  RENT LOSS DUE TO LEASE-UP/CONTRACT RENT
                                  ---------------------------------------

                                                                       Year 1         Year 2       Year 3
                                                                       ------         ------       ------

                                         Stabilized NOI              $  552,933      $552,933     $552,933
                                         Projected NOI                  567,101       575,050      598,052
                                                                        -------       -------      -------

                                         Rent Loss                            0             0            0
                                         PV Factor          7.00%      0,934579      0,873439     0,816298
                                                                       --------      --------     --------
                                         PV Income Loss              $        0      $      0     $      0
                                         CUMULATIVE LOSS                                          $      0
     ======================================================================================================

                                       DIRECT CAPITALIZATION

                         Direct capitalization is a method used to convert a single year's income estimate into a value indication. In direct capitalization a rate of return for the investor and recapture of the capital invested is implicit in the overall capitalization rate.

                         The overall capitalization rate was chosen after analyzing the comparable apartment sales in our Sales Comparison Approach. These sales indicated a range of "going-in" capitalization rates from 7.76 to 10.90 percent. The Korpacz investor survey previously quoted indicated an average desired going-in capitalization rate of 9.29 percent. Some weight in this analysis is given to the comparable market sales since these transactions best illustrate the behavior of investor/purchasers in this marketplace. Investors' greater aversion to risk in the market caused by the recent national recession and credit constriction indicates that the range of capitalization rates from the comparables, which sold prior to this phase in the economy may be optimistic. Therefore, from these findings an overall rate of 9.00 percent was chosen for application to the subject. This rate is 1.0 percentage point lower than the terminal capitalization rate utilized for the subject in the preceding discounted cash flow analysis. The direct capitalization method indicates a value of $6,010,000 and is shown on the facing page.

INCOME APPROACH
CONCLUSION               DCF Method................................. $6,020,000
                         Direct Capitalization Method............... $6,010,000

                         Consideration is given to both the discounted cash flow method and the direct capitalization approach. These have been rounded to the nearest ten thousand dollars, however, for purposes of the income approach conclusion, the value is rounded to the nearest fifty thousand.

                         From the above analysis provided by the Income Approach, we estimate the leased fee market value of the subject property on an "as is" all cash basis, as of November 30, 1997, to be

                                           SIX MILLION DOLLARS
                                              ($6,000,000)

                                RECONCILIATION
--------------------------------------------------------------------------------

                                Sales Comparison Approach  $6,050,000
                                Income Approach            $6,000,000

                     The Sales Comparison Approach utilized recent comparable sales of similar properties in the area. The weakness of the Sales Comparison Approach is that no two properties are exactly alike and exact conditions of a sale are often unknown. The strength of this approach is that it indicates the market activity based on the willing buyer/willing seller concept.

                     Eight recent sales, dating back to May 1996, were utilized in the Sales Comparison Approach. Each is similar to the subject property in several characteristics including occupancy, location, age, construction quality, amenities, and/or condition. The data on the comparable sales was considered to be reasonably accurate and reliable, and each property is similarly located on the city's south and southeast sides. The methods of comparison utilized in this analysis were the net operating income per square foot and the effective gross rental multiplier (EGRM) methods. These indicators rely on a comparison of income rather than physical attributes. Thus, adjustments for physical factors are not necessary as economics are the common denominator. A final market value estimate for the subject was made based on the analysis presented in the Sales Comparison Approach.

                     The Income Approach attempts to measure investment qualities of the property. Based on actual rents in the immediate area of the subject, actual expenses, and investor returns derived from the market, we have estimated value. Actual data on the property, as well as comparable data from nearby similar properties, were considered to be adequate. Because the Income Approach deals directly with income streams, we believe it is a very good indication of current market conditions. It tends to reflect a value, which an investor of a property would anticipate.

                     In the Income Approach, comparable properties from the subject's Southside Boulevard area were utilized when deriving the subject property's economic market rents and projected expenses. The Sales Comparison Approach also contains sales from similar areas on the city's south and southeast sides. For this reasoning, both the Sales Comparison and Income approaches are emphasized in the final analysis with greater emphasis on the Income Approach.

                     Therefore, it is our opinion that the market value of the leased fee estate of the subject property on an "as is" all cash basis, as of November 30, 1997, is

                                        SIX MILLION DOLLARS
                                           ($6,000,000)

                          THE LINKS AT WINDSOR PARKE
--------------------------------------------------------------------------------

                            [PICTURES APPEARS HERE]

                          COMPARABLE APARTMENT SALE 1


PROPERTY IDENTIFICATION
Job Number               97-075
Project Name             The Links at Windsor Park
Address                  13700 Sutton Park Drive North
City/County/State        Jacksonville, Florida

TRANSACTION DATA
Sale Date                08/97
Grantor (Seller)         Windsor Park Apartments, Ltd.
Grantee (Buyer)          Rancho Bernardo Corporate Center
Recorded Document        8726-846
Sale Price               $20,500,000
Occupancy                95%
Sale Price per Unit      $73,214
Sale Price per SF        $69.11
Capitalization Rate      8.56%

TERMS OF SALE            Said to be cash

INCOME/EXPENSE DATA
Potential Gross Income             $ 2,767,693
Vacancy/Collection Loss              ($138,385)
Effective Gross Income             $ 2,629,308
Operating Expenses                 $  (874,508)
Net Operating Income               $ 1,754,800

PROPERTY DESCRIPTION
Year Built               1995
Number of Stories        2 and 3
Number of Units          280
Number of Bedrooms       NA
Net Rentable Area        296,616 SF
Average Unit Size        1,059 SF
Land Area                23.36 acres
Unit Density             11.98 Units per Acre
Property Condition       Excellent
Parking (type)           Open
Construction Type        Wood frame/Wood Siding/Stucco

Confirmed With           Steve Coley, Barnett Bank
Date Confirmed           11/18/97
Comments:                Was completed in early 1995 and was in excellent
                         condition at time of sale. Complex amenities include security fencing with remote entry gate, swimming pool, sun deck, tennis courts, clubhouse with fitness center, playground, and amenity lake with partial frontage along golf course fairways. Units have installation alarms, washer/dryer, appliances ceiling fans, window coverings, and built-in bookcases.

                                  SAN PABLO
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 2



PROPERTY IDENTIFICATION
Job Number               97-075
Project Name             San Pablo
Address                  14401 Jose Vedra Blvd
City/County/State        Jacksonville, Florida

TRANSACTION DATA
Sale Date                06/97
Grantor (Seller)         N/A
Grantee (Buyer)          N/A
Recorded Document        N/A
Sale Price               $5,350,000
Occupancy                90%
Sale Price per Unit      $26,750
Sale Price per SF        $28.96
Capitalization Rate      10.8%

TERMS OF SALE            Cash

INCOME/EXPENSE DATA
Potential Gross Income                $1,302,800
Vacancy/Collection Loss                ($130,280)
Effective Gross Income                $1,172,520
Operating Expenses                     ($589,370)
Net Operating Income                    $583,150

PROPERTY DESCRIPTION
Year Built               1974
Number of Stories        2
Number of Units          200
Number of Bedrooms       350
Net Rentable Area        184,750
Average Unit Size        924 SF
Land Area                14.24 acres
Unit Density             14.04 Units per Acre
Property Condition       Average
Parking (type)           Open parking
Construction Type        Concrete block with masonry and wood veneer

Confirmed With           David V. Allen, CB Commercial Real Estate Group, Inc.
Date Confirmed           11/18/97
Comments                 San Pablo Apartments needed new plumbing system, wood
                         replacement, some roof replacement and other repairs at time of sale. The property has tennis courts, basketball courts, full size pool, and playground.
                         Expenses do not include reserves.

                                HUNTER'S RIDGE
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 3

PROPERTY IDENTIFICATION
Job Number               97-075
Project Name             Hunter's Ridge (previously Oaks at Deerwood)
Address                  10100 Baymeadows Road
City/County/State        Jacksonville, Florida

TRANSACTION DATA

Sale Date                05/97
Grantor (Seller)         Oaks at Baymeadows II Associates, Ltd.
Grantee (Buyer)          Mid-America Apartments of Duval, L.P.
Recorded Document        8653-596
Sale Price               $15,200,000
Occupancy                92%
Sale Price per Unit      $45,238
Sale Price per SF        $51.54
Capitalization Rate      7.76%

TERMS OF SALE            Said to be cash

INCOME/EXPENSE DATA
Potential Gross Income             $2,451,409
Vacancy/Collection Loss             ($196,113)
Effective Gross Income             $2,255,296
Operating Expenses                 $1,075,776
Net Operating Income               $1,179,520

PROPERTY DESCRIPTION
Year Built               1987
Number of Stories        2 and 3
Number of Units          336
Number of Bedrooms       NA
Net Rentable Area        294,888 SF
Average Unit Size        878 SF
Land Area                34.70 acres
Unit Density             9.68 Units per Acre
Property Condition       Average
Parking (type)           Open parking
Construction Type        Wood frame/Wood Siding/Shingle roof

Confirmed With           Steve Coley, Barnett Bank
Date Confirmed           11/18/97
Comments                 Property had a name change after the sale and is now
                         known as Hunter's Ridge. Clubhouse has a tile roof covering and entry is paved with brick pavers. Well landscaped and treed. Amenities include a pool with hot tub, tennis courts, fitness facility in clubhouse, car care center, racquet ball/volleyball court, outdoor storage for each unit, mini-blinds, and washer/dryer connections.

                                  WOODHOLLOW
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 4


PROPERTY IDENTIFICATION
Job Number               97-075
Project Name             Woodhollow Apartments
Address                  1715 Hodges Blvd.
City/County/State        Jacksonville, Florida

TRANSACTION DATA
Sale Date                04/97
Grantor (Seller)         Woodhollow, LP
Grantee (Buyer)          Mid-America Apartments, LP
Recorded Document        8590-2406
Sale Price               $16,700,000
Occupancy                94%
Sale Price per Unit      $37,111
Sale Price per SF        $48.99
Capitalization Rate      9.60%

TERMS OF SALE            Cash to mortgage of $10,350,000 @ 7.5%
                         Due in 7 years, based on 25 amortization schedule

INCOME/EXPENSE DATA
Potential Gross Income             $3,245,490
Vacancy/Collection Loss             ($194,729)
Effective Gross Income             $3,050,761
Operating Expenses                ($1,447,561)
Net Operating Income               $1,603,200

PROPERTY DESCRIPTION
Year Built               1986
Number of Stories        2
Number of Units          450
Number of Bedrooms       690
Net Rentable Area        342,162 SF
Average Unit Size        760 SF
Land Area                38.65 acres
Unit Density             11.6 Units per Acre
Property Condition       Average Plus
Parking (type)           Open parking
Construction Type        Wood frame

Confirmed With           David V. Allen, CB Commercial Real Estate Group, Inc.
Date Confirmed           11/18/97
Comments                 The cap rate does not include a deduction for reserves.
                         Amenities are a 6-acre lake, olympic size pool with large cool deck, jacuzzi, 2 tennis courts, 2 volleyball courts, BBQ and picnic areas, large playground, and a gated boat storage.

                          THE COURTS AT PONTE VEDRA
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 5


PROPERTY IDENTIFICATION
Job Number               97-075
Project Name             The Courts at Ponte Vedra
Address                  101 Vera Cruz Drive
City/County/State        Ponte Vedra Beach, FL

TRANSACTION DATA
Sale Date                01/97
Grantor (Seller)         Windsor Apartments, L.P.
Grantee (Buyer)          Metropolitan Life Insurance Corporation
Recorded Document        01220-01824
Sale Price               $19,000,000
Occupancy                95%
Sale Price per Unit      $75,099
Sale Price per SF        $75.12
Capitalization Rate      8.34%

TERMS OF SALE            Said to be cash

INCOME/EXPENSE DATA
Potential Gross Income             $2,734,426
Vacancy/Collection Loss             ($136,721)
Effective Gross Income             $2,597,705
Operating Expenses                ($1,013,105)
Net Operating Income               $1,584,600

PROPERTY DESCRIPTION
Year Built               1996
Number of Stories        3
Number of Units          253
Number of Bedrooms       N/A
Net Rentable Area        252,916 SF
Average Unit Size        1,000 SF
Land Area                9.23 acres
Unit Density             27.41 Units per Acre
Property Condition       Excellent
Parking (type)           Open parking
Construction Type        Wood frame/Masonry/Stucco

Confirmed With           Steve Coley, Barnett Bank
Date Confirmed           11/18/97
Comments                 Built in late 1996 and sold on 95% proforma. Leasing
                         was ahead of schedule at time of sale. Complex was in excellent condition. Property had very attractive architectural design features at windows and roof lines. Amenities include security gate entry, fountain, brick pavers, lap pool, heated spa, and clubhouse with business center. Property had higher unit density than most projects in Ponte Vedra.

                        THE HUNTINGTON AT HIDDEN MILLS
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 6

PROPERTY IDENTIFICATION

Job Number            97-071
Project Name          The Huntington at Hidden Mills (formerly Cozumel)
Address               3333 Monument Road
Location              East side of Monument Road, north of SR 10 (Atlantic
                      Blvd.)
City/County/State     Jacksonville, Duval, Florida

TRANSACTION DATA
Date of Sale          8/8/96
Grantor (Seller)      Private Syndication
Grantee (Buyer)       Walden Residential
Recorded Document     NA
Sale Price            $7,225,000
Occupancy             98%
Sale Price per Unit   $32,254.46
Sale Price per SF     $40.26

TERMS OF SALE         Cash

INCOME/EXPENSE DATA
Potential Gross Income                  $1,356,839
Vacancy/Collection Loss       2.8%         $37,991
Effective Gross Income                  $1,318,848
Operating Expenses                        $628,166
Net Operating Income                      $690,682

PHYSICAL DATA
Year Built            1986
Number of Stories     2-3
Number of Units       224
Number of Bedrooms    376
Net Rentable Area     179,476 SF
Average Unit Size     801 SF
Land Area             14.92 acres
Unit Density          15
Property Condition    Average
Parking (type)        Asphalt, open
Construction Type     Stucco/wood siding with composition roofs

Confirmed With        Dan Allen/CB Commercial/(904) 630-6362
Date Confirmed        10/10/96/LW/Bach Thoreen McDermott Inc.
Comments              Price adjusted upward by $350,000 for required re-plumbing and was a credit given by the seller.

                      The net operating income (NOI) does not include an allowance for reserve for replacement expenses.

                                 THE ANTLERS
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 7


PROPERTY IDENTIFICATION
Job Number                 97-071
Project Name               The Antlers
Address                    8433 Southside Blvd.
Location                   East side of Southside Blvd., south of J. Turner
                           Butler Blvd.
City/County/State          Jacksonville, Duval, Florida

TRANSACTION DATA
Grantor (Seller)           Balcor
Grantee (Buyer)            United Dominion Real Estate
Date of Sale               5/29/96
Sale Price                 $15,000,000
Occupancy                  97%
Terms of Sale              Cash
Sale Price per Unit        $37,500.00
Sale Price per SF          $45.77

TERMS OF SALE              Cash

INCOME/EXPENSE DATA
Potential Gross Income             $2,752,915
Vacancy/Collection Loss 3.2%          $88,093
Effective Gross Income             $2,664,822
Operating Expenses                 $1,140,493
Net Operating Income               $1,524,329

PHYSICAL DATA
Year Built                 1985
Number of Stories          2-3
Number of Units            400
Number of Bedrooms         504
Site Area                  42.51 acre(s)
Net Rentable Area          327,728 SF
Average Unit Size          819 SF
Land Area                  42.51 acres
Unit Density               9.4
Property Condition         Average
Parking (type)             Asphalt, open
Construction Type          Stucco/Wood siding with composition roofs

Confirmed With             Dan Allen/CB Commercial/(904) 630-6362
Date Confirmed             10/10/96/LW/Bach Thoreen McDermott Inc.
Comments                   The net operating income (NOI) does not include an
                           allowance for reserve for replacement expenses.

                                 WESTLAND PARK
--------------------------------------------------------------------------------


                            [PICTURE APPEARS HERE]




                            [PICTURE APPEARS HERE]

                          COMPARABLE APARTMENT SALE 8


PROPERTY IDENTIFICATION
Job Number                 97-071
Project Name               Westland Park
Address                    6710 Collins Road
Location                   North side of Collins Road, north of I-295
City/County/State          Jacksonville, Duval, Florida

TRANSACTION DATA
Grantor (Seller)           Vestcor
Grantee (Buyer)            United Dominion Real Estate
Sale Date                  5/9/96
Sale Price                 $16,950,060
Occupancy                  97%
Terms of Sale              Cash
Sale Price per Unit        $41,852.00
Sale Price per SF          $42.06

TERMS OF SALE              Cash

INCOME/EXPENSE DATA
Potential Gross Income             $2,929,883
Vacancy/Collection Loss 3.7%       $  108,406
Effective Gross Income             $2,821,477
Operating Expenses                 $1,104,247
Net Operating Income               $1,717,230


PHYSICAL DATA
Year Built                 1989
Number of Stories          2-3
Number of Units            405
Number of Bedrooms         723
Net Rentable Area          403,010 SF
Average Unit Size          995 SF
Land Area                  27.17
Unit Density               14.9
Property Condition         Average
Parking (type)             Asphalt, open
Construction Type          Stucco/Wood siding with composition roofs

Confirmed With             Dan Allen/CB Commercial/(904) 630-6362
Date Confirmed             10/10/96/LW/Bach Thoreen McDermott Inc.
Comments                   The net operating income (NOI) does not include an
                           allowance for reserve for replacement expenses.

                                   LAKESIDE
--------------------------------------------------------------------------------


                            [PICTURE APPEARS HERE]



                            [PICTURE APPEARS HERE]

                               RENT COMPARABLE 1

PROPERTY IDENTIFICATION
Name of Project:           Lakeside Apartments
Street Address:            8700 Southside Boulevard
City/State:                Jacksonville, Florida

PROPERTY DESCRIPTION
Year Built/Renovated:      1984
Number of Buildings:       22
Number of Stories:         2-3
Number of Units:           416
Net Rentable Area (SF):    344,192
Average Unit Size (SF):    827
Parking Surface:           Asphalt
Parking Spaces:            Open parking
Type of Construction:      Wood frame and stucco composition roofs
Unit Mix:

                           TOTAL     UNIT        SIZE   MONTHLY  MONTHLY
                           UNITS     TYPE        (SF)     RENT   RENT/SF
                         ----------------------------------------------------
                           120      lBR/lBA       625     $489   $0.782
                            68      lBR/lBA       716      539    0.755
                            84     lBR/lBA/SR     814      559    0.687
                            28      2BR/2BA       951      639    0.672
                            44     2BR/2BA/SR    1,052     679    0.677
                            28      2BR/2BA      1,003     659    0.626
                            44     2BR/2BA/SR    1,162     699    0.602

                           SR = sun room

Unit Amenities:            Dishwashers, garbage disposals, washer/dryer in
                           units, miniblinds, fireplaces, outdoor utility
                           closets, patio/balconies
Project Amenities:         2 swimming pools, 2 tennis courts, jacuzzi, sauna,
                           exercise/weight room, club room, lake, volleyball court

ECONOMIC DATA
Percent Occupied:          94%
Avg. Monthly Rent/SF
of NRA:                    $0.695
Electricity Paid By:       Tenant
Length of Lease:           7 to 12 months
Security Deposit:          $150
Pets Allowed/Deposit:      Yes; 25 pounds maximum; $150 nonrefundable with $300
                           deposit

Confirmed With:            On-site agent
Date Confirmed:            12/97 by SNB/Bach Realty Advisors, Inc.

Remarks: Differences in rental rates between individual floor plans are due to screened-in porches and fireplaces.

                                 CYPRESS LAKES
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]



                            [PICTURE APPEARS HERE]

                               RENT COMPARABLE 2


PROPERTY IDENTIFICATION
Name of Project:           Cypress Lakes Apartments
Street Address:            10200 Belle Rive Boulevard
City/State:                Jacksonville, Florida

PROPERTY DESCRIPTION
Year Built/Renovated:      1984
Number of Buildings:       35
Number of Stories:         2
Number of Units:           276
Net Rentable Area (SF):    247,000
Average Unit Size (SF):    895
Parking Surface:           Asphalt
Parking Spaces:            Open parking
Type of Construction:      Wood frame and stucco with composition roofs

Unit Mix:

                           Total     Unit     Size   Monthly  Monthly
                           Units     Type     (SF)    Rent    Rent/SF
                         ----------------------------------------------
                            136    lBR/lBA     750    $575     $0.767
                             80    2BR/2BA     950     665      0.700
                             60    2BR/2BA   1,150     715      0.622

Unit Amenities:            Dishwashers, garbage disposals, microwave ovens,
                           washer/dryer connections, miniblinds, fireplaces, ceiling fans, outdoor utility closets, patio/balconies, wet bars

Project Amenities:         1 swimming pool, 2 tennis courts, jacuzzi, sauna,
                           exercise/weight room, jogging trail, 1 racquetball court, club room, laundry facility, lake

ECONOMIC DATA
Percent Occupied:          96%
Avg. Monthly Rent/SF
of NRA:                    $0.706
Electricity Paid By:       Tenant
Length of Lease:           7 or 12 months
Security Deposit:          $150
Pets Allowed/Deposit:      Yes, under 25 pounds ($195 nonrefundable)

Confirmed With:            On-site agent
Date Confirmed:            12/97 by SNB/Bach Realty Advisors, Inc.

Remarks: Differences in rental rates for individual floor plans are due to location and lake views.

                                   SANDPIPER
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]



                            [PICTURE APPEARS HERE]

                               RENT COMPARABLE 3


PROPERTY DESCRIPTION
Name of Project:           Sandpiper Apartments
Street Address:            9536 Princeton Square Boulevard
City/State:                Jacksonville, Florida

PROPERTY DESCRIPTION
Year Built/Renovated:      1988
Number of Buildings:       N/A
Number of Stories:         2
Number of Units:           376
Net Rentable Area (SF):    288,017
Average Unit Size (SF):    766
Parking Surface:           Asphalt open
Parking Spaces:            N/A
Type of Construction:      Stucco/Wood siding with composition roof
Unit Mix:

                            TOTAL    UNIT     SIZE     MONTHLY  MONTHLY
                            UNITS    TYPE     (SF)      RENT    RENT/SF
                        ------------------------------------------------------
                            N/A    lBR/lBA     501      $480    $0.958
                            N/A    lBR/lBA     602       540     0.897
                            N/A    lBR/lBA     722       585     0.810
                            N/A    2BR/lBA     818       630     0.770
                            N/A    2BR/2BA     959       670     0.699
                            N/A    2BR/2BA   1,088       795     0.731

Unit Amenities:            Washer/dryer connections, wood burning fireplaces,
                           vertical blinds
Project Amenities:         Screened-in patios, tennis courts,
                           pools and hot tubs, car wash area and vacuum, controlled access gates, playground.

ECONOMIC DATA
Percent Occupied:          90%
Avg. Monthly Rent/SF
of NRA:                    N/A
Electricity Paid By:       Tenant
Length of Lease:           6 or 12 months
Security Deposit:          Yes
Pets Allowed/Deposit:      Yes

Confirmed With:            On-site agent
Date Confirmed:            12/97 by SNB/Bach Realty Advisors, Inc.

Remarks:                   Desirable location and project.

                               GREEN TREE PLACE
--------------------------------------------------------------------------------

                            [PICTURE APPEARS HERE]



                            [PICTURE APPEARS HERE]

                               RENT COMPARABLE 4


PROPERTY IDENTIFICATION
Name of Project:           Green Tree Place
Street Address:            9480 Princeton Square Boulevard
City/State:                Jacksonville, Florida

PROPERTY DESCRIPTION
Year Built/Renovated:      1987
Number of Buildings:       N/A
Number of Stories:         2
Number of Units:           352
Net Rentable Area (SF):    298,720
Average Unit Size (SF):    849
Parking Surface:           Asphalt paved
Parking Spaces:            N/A
Type of Construction:      Wood frame with horizontal siding and composition
                           roof
Unit Mix:

                             TOTAL   UNIT      SIZE  MONTHLY     MONTHLY
                             UNITS   TYPE      (SF)    RENT      RENT/SF
                             ---------------------------------------------
                             16     1BR/1BA    550  $505-520  $0.918-0.945
                             40     1BR/1BA    650   526-541   0.809-0.832
                             144    1BR/1BA    802   566-581   0.706-0.723
                             56     2BR/1BA    900   594-606   0.660-0.673
                             56     2BR/2BA  1,020   636-646   0.621-0.633
                             40     2BR/2BA  1,100   671-686   0.610-0.624

Unit Amenities:            Interior alarms, washer/dryers, vaulted ceilings,
                           fireplaces, ceiling fans, and bay windows

Project Amenities:         Fitness center, tennis courts, swimming pool1 &
                           jacuzzi, volleyball court, car wash area, playground, and controlled access gates.

ECONOMIC DATA
Percent Occupied:          94%
Avg. Monthly Rent/SF
of NRA:                    $0.699
Electricity Paid By:       Tenant
Length of Lease:           6 or 12 months
Security Deposit:          Yes
Pets Allowed/Deposit:      Yes

Confirmed With:            On-site agent
Date Confirmed:            12/97 by SNB/Bach Realty Advisors, Inc.

Remarks:                   Well maintained, above average complex.

                                  EXHIBIT "A"
                                  -----------

                               LEGAL DESCRIPTION
                               -----------------

PARCEL A:
--------

   A tract of land in Section 24, Township 3 South, Range 27 East, Jacksonville, Duval County, Florida. Said tract being more particularly described as follows:

   For point of reference, commence at the point of intersection of the Northerly right of way line of Baymeadows Road (a 100 foot right of way, as now established) with the Westerly right of way line of Southside Boulevard (State Road No. 115, a 300 foot right of way, as now established), and run N 00 degrees 01'50" W, along said Westerly right of way line, a distance of 4,855.00 feet to the Southeasterly corner of that property described in the Public Records of said County in Official Records Volume 5141, Page 122; run thence S 89 degrees 58'l0" W, along said Southerly boundary, a distance of 670.00 feet to a point for point of beginning.

   From the point of beginning thus described, run S 0 degrees 01'50" E a distance of 532.65 feet to a point on the Northerly boundary of an easement for ingress, egress, drainage and utilities, as described in the Public Records of said County in Official Records Volume 5578, Pages 670 through 677; run thence along said Northerly boundary, as follows: first course, S 70 degrees 58'10" W a distance of 96.85 feet to a point of curvature; second course, a distance of
158.84 feet, along the arc of a curve, concave Northeasterly and having a radius of 214.14 feet, a chord distance of 155.23 feet to a point of compound curvature, the bearing of the aforementioned chord being N 87 degrees 46'50" W; third course, a distance of 50.41 feet, along the arc of a curve, concave Northeasterly and having a radius of 50.00 feet, a chord distance of 48.30 feet to a point of reverse curvature, the bearing of the aforementioned chord being N 37 degrees 38'46" W; fourth course, a distance of 204.24 feet, along the arc of a curve, concave Southwesterly and having a radius of 100.00 feet, a chord distance of 170.55 feet to a point on the Easterly boundary of that property described in the Public Records of said County in Official Records Volume 5578, Pages 670 through 677, the bearing of the aforementioned chord being N 67 degrees l6'l6" W; run thence along said Easterly boundary, as follows: first course, N 56 degrees 27'20" W a distance of 223.94 feet to a point; second course, N 0 degrees 0l'50" W a distance of 330.00 feet to a point on the Southerly boundary of said property described in Official Records Volume 5141, Page 122; run thence N 89 degrees 58'l0" E, along said Southerly boundary, a distance of 620.00 feet to the point of beginning.

PARCEL B:
--------

   A tract of land in Section 24, Township 3 South, Range 27 East, Jacksonville, Duval County, Florida. Said tract being more particularly described as follows:

   For point of reference, commence at the point of intersection of the Northerly right of way line of Baymeadows Road (a 100 foot right of way, as now established) with the Westerly right of way line of Southside Boulevard (State Road No. 115, a 300 foot right of way, as now established), and run N 00 degrees 01'50" W, along said Westerly right of way line, a distance of 4,855.00 feet to the Southeasterly corner of that property described in the Public Records of said County in Official Records Volume 5141, Page 122 for point of beginning.

                             Page One of Two Pages

          From that point of beginning thus described, run S 0 degrees 01'50"
        E, along said Westerly right of way line of Southside Boulevard, a distance of 310.00 feet to a point of curvature, said point lying on the Nortnerly boundary of an easement for ingress, egress, drainage and utilities described in the Public Records of said County in Official Records Volume 5578, Pages 670 through 677; run thence along said Northerly boundary as follows: first course, a distance of 39.27 feet, along the arc of a curve, concave Northwesterly and having a radius of 25.00 feet, a chord distance of 35.36 feet to a point of tangency, the bearing of the aforementioned chord being S 44 degrees 58'10" W; second course, S 89 degrees 58'10" W a distance of 30.83 feet to a point of curvature; third course, a distance of 79.59 feet, along the arc of a curve, concave Southeasterly and having a radius of 240.00 feet, a chord distance of 79.22 feet to a point of tangency, the bearing of the aforementioned chord being S 80 degrees 28'10" W; fourth course, S 70 degrees 58'10" W a distance of 566.92 feet to a point; run thence N 0 degrees 01'50" W a distance of 532.65 feet to a point on the Southerly boundary of said property described in Official Records Volume 5141, Page 122; run, thence N 89 degrees 58'10" E, along said Southerly boundary, a distance of 679.00 feet to the point of beginning.

                     [STATE OF FLORIDA STAMPS APPEAR HERE]

                             Page Two of Two Pages

                                  EXHIBIT "B"
                                  -----------

                               LEGAL DESCRIPTION
                               -----------------

Together with a perpetual non-exclusive easement over, through, across, under and above the property hereinafter described for the purpose of ingress, egress and utilities, to-wit:

STREET PARCEL
-------------

   A tract of land in Section 24, Township 3 South, Range 27 East, Jacksonville, Duval County, Florida. Said tract being more particularly described as follows:

   For point of reference, commence at the point of intersection of the Northerly right of way line of Baymeadows Road (a 100 foot right of way, as now established) with the Westerly right of way line of Southside Boulevard (State Road No. 115, a 300 foot right of way, as now established), and run N 0 degrees 1'50" W, along said Westerly right of way line, a distance of 4,395.00 feet to a point of curvature for point of beginning.

   From the point of beginning thus described, run a distance of 39.27 feet, along the arc of a curve, concave Southwesterly, and having a radius of 25.00 feet, a chord distance of 35.36 feet to the point of tangency of said curve, the bearing of the aforementioned chord being N 45 degrees 01'50" W; run thence S
89 degrees 58'10" W a distance of 146.66 feet to a point of curvature; run thence a distance of 60.35 feet, along the arc of a curve, concave Southeasterly, and having a radius of 182.00 feet, a chord distance of 60.08 feet to the point of tangency of said curve, the bearing of the aforementioned chord being S 80 degrees 28'l0" W; run thence S 70 degrees 58'10" W a distance of 540.57 feet to a point of curvature, run thence a distance of 203.35 feet, along the arc of a curve, concave Northeasterly, and having a radius of 274.14 feet, a chord distance of 198.72 feet to a point of reverse curvature, the bearing of the aforementioned chord being N 87 degrees 46'50" W; run thence a distance of 50.41 feet, along the arc of a curve, concave Southeasterly, and having a radius of 50.00 feet, a chord distance of 48.30 feet to a point of reverse curvature, the bearing of the aforementioned chord being S 84 degrees 35'06" W; run thence a distance of 515.81 feet, along the arc of a curve, concave Northwesterly, and having a radius of 100.00 feet, a chord distance of
106.67 feet to a point of reverse curvature, the bearing of the aforementioned chord being N 23 degrees 28'10" E; run thence a distance of 50.41 feet, along the arc of a curve, concave Northeasterly and having a radius of 50.00 feet, a chord distance of 48.30 feet to a point of reverse curvature, the bearing of the aforementioned chord being S 37 degrees 38'46' E; run thence a distance of
158.84 feet, along the arc of a curve, concave Northerly, and having a radius of
214.14 feet, a chord distance of 155.23 feet to the point of tangency of said curve, the bearing of the aforementioned chord being S 87 degrees 46'50" E; run thence N 70 degrees 58'10" E a distance of 663.77 feet to a point of curvature; run thence a distance of 79.59 feet, along the arc of a curve, concave Southeasterly, and having a radius of 240.00 feet, a chord distance of 79.22 feet to a point of tangency, the bearing of the aforementioned chord being N 80 degrees 28'10" E; run thence N 89 degrees 58'10" E a distance of 30.83 feet to a point of curvature; run thence a distance of 39.27 feet, along the arc of a curve, concave Northwesterly and having a radius of 25.00 feet, a chord distance of 35.36 feet to the point of tangency of said curve with the Westerly right of way line of aforementioned Southside Boulevard, the bearing of the aforementioned chord being N 44 degrees 58'l0" E; run thence S 0 degrees 01'50" E, along said Westerly right of way line, a distance of 150.00 feet to the point of beginning. The land thus described contains 2.2422 acres, more or less.

                                  EXHIBIT "C"
                                  ----------

           1. Easement over the East 20 feet of the subject property for utility purposes as reserved by Warranty Deed from Deerwood Lands Company to Epoch Properties, Inc. dated and recorded August 2, 1983, in Official Records Volume 5680, Page 2386, Public Records of Duval County, Florida.

           2. That certain reservation for non-exclusive easement for ingress, egress and utilities and utility purposes reserved by Deerwood Lands Company, in Deed dated and recorded August 2, 1983, in Official Records Volume 5680, Page 2386, Public Records of Duval County, Florida, over Parcel C of the subject property.

           3. Easement granted by Epoch Properties, Inc. to Jacksonville Suburban Utilities Corp. recorded in Official Records Volume [5818], Page 1878, Public Records of Duval County, Florida.

           4. That certain Bill of Sale granted by Epoch Properties, Inc. to Jacksonville Suburban Utilities Corp. recorded in Official Records Volume 5808, Page 1881, Public Records of Duval County, Florida

           5. Those certain Covenants and Restrictions attached as Exhibit "B" to Deed from Deerwood Lands Company to Epoch Properties, Inc. dated August 2, 1983, and recorded in Official Records Volume 5680, Page 2386, Public Records of Duval County, Florida.

                         PROFESSIONAL QUALIFICATIONS
                                STEVAN N. BACH


EXPERIENCE      Bach Realty Advisors, Inc. (since June 1997)
                     President. Emphasis in ad valorem tax and intangible value. Real estate valuation and consultation on hotels, major urban properties, and property portfolios. Financial and feasibility analysis, land use, and market studies

                Bach Thoreen McDermott Incorporated (July 1991-May 1997)
                     Chief Executive Officer.

                Bach Thoreen & Associates, Inc. (1985-1991)
                     President

                Bach & Associates, Inc. (1980-1984)
                     President

                Landauer Associates, Inc. (1980-1984)
                     Senior Vice-President and General Manager-Southwestern
                     Region

                Coldwell Banker Commercial Group, Inc. (1973-1980)
                     Vice-president and Manager, Appraisal Services.

                Appraisal Research Associates (1971-1973)
                     Appraiser. Real Estate research valuation on urban and rural properties.


                Ray R. Hastings, MAI (1964-1971)
                     Appraiser. Real Estate research valuation on urban and rural properties.

                Residential Real Estate Sales (1963-1964)
                     Salesman. Residential real estate salesman Covina, California.

PROFESSIONAL
ACTIVITIES

Member:         Appraisal Institute
                Appraisal Institute, Houston Chapter 33
                Appraisal Institute, Chairman of the Grievance Committee of the Regional Ethics Panel
                Appraisal Institute, Chairman of the Review and Counseling Committee of the Regional Ethics Panel
                Appraisal Institute, Co-Chairman of the Education Committee
                (1980)
                Appraisal Institute, Chairman of the Education Committee (1983) Appraisal Institute, Candidate Guidance Committee (1987-1992) Appraisal Institute, Subcommittee Chairman, Admissions Committee
                (1984)
                AIREA Nonresidential Appraisal Report Grading Committee (1984) Appraisal Institute Expert Witness Video Committee (1990)

Licenses:       Real Estate Broker, State of Texas

Certification:  Certified in the Appraisal Institute's voluntary program of continuing education for its designated members (MAIs who meet the minimum standards of this program are awarded periodic education certification).

                Certified General Real Estate Property appraiser in the State of Texas, Certification No. TX-1323079-G
                Certified General Real Estate Property appraiser in the State of Colorado, Certification No. CG01323975

EDUCATION       B.S. Marketing, University of Southern California (1962)